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June 28, 2012

1500 DeKoven Avenue
Racine, Wisconsin  53403-2552

Notice of Annual Meeting of Shareholders

Date:	Thursday, July 19, 2012
Time:	9:00 a.m.
Place:	The Pfister Hotel
424 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Record Date:	June 1, 2012

Matters to vote on:

1.	Election of the Company-nominated slate of two directors for terms expiring in 2015;

2.	Advisory vote to approve the Company’s executive compensation;

3.	Ratification of the appointment of the Company’s independent registered public accounting firm;

4.	Consideration of any other matters properly brought before the shareholders at the meeting.

By order of the Board of Directors,

Margaret C. Kelsey
Vice President – Corporate Development,
General Counsel and Secretary

June 28, 2012

Your vote at the annual meeting is important to us.  Please vote your shares of common stock by calling a toll-free telephone number, logging onto the Internet or by completing the enclosed proxy card and returning it in the enclosed envelope.  This proxy statement is solicited on behalf of the Board of Directors for use at the 2012 Annual Meeting of Shareholders.  This proxy statement and accompanying proxy card are first being sent to shareholders on or about June 28, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 19, 2012 – the Notice and Proxy Statement and 2012 Annual Report on Form 10-K are available at www.proxyvote.com and www.modine.com.

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors nominated two current members of the board, Dr. Suresh Garimella and Christopher Patterson, to stand for election at the 2012 Annual Meeting of Shareholders.  If elected, each director would serve until the 2015 Annual Meeting of Shareholders and the election of his successor.  The persons appointed as proxies will vote FOR the election of these nominees, unless instructions to the contrary are given to them.  The nominees have indicated that they are able and willing to serve as directors.  While it is not anticipated that any of the nominees will be unable to take office, if that happens, the proxies will vote FOR the substitute nominee(s) designated by the Board of Directors.

The Company’s Bylaws provide that each director shall retire at the close of the term in which he or she attains the age of 70 years, except that the provision shall not apply to any director who has been exempted from it by a resolution passed by a two-third’s vote of the Board of Directors.  Frank Jones and Dennis Kuester, both of whom are current members of the board, are 72 and 70, respectively, at the end of their current terms and neither will stand for re-election at the 2012 Annual Meeting of Shareholders.  Michael (Tim) Yonker, who will turn 70 in October 2012, has declined to stand for re-election at the 2012 Annual Meeting of Shareholders.  The Company gratefully acknowledges Messrs. Jones, Kuester and Yonker for their years of service on the Board of Directors.

The Company’s Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms.  The Board of Directors currently consists of 12 members with three classes of five, four and three directors each.

In accordance with the Company’s Bylaws, a director shall hold office until the end of such director’s term and until the director’s successor shall have been elected, there is a decrease in the number of directors or until his or her death, resignation or removal.  Vacancies may be filled by the shareholders or the remaining directors. See Selection of Nominees to the Board of Directors below.

Qualifications of Modine’s Board of Directors

Qualifications of Modine’s Board of Directors as a Governing Entity

Modine’s board consists of proven business and technology leaders from various industries, disciplines and end markets, who know Modine, its products and its businesses well.  For a majority of the members of the board, that knowledge has been gained or enhanced from years of service as Modine board members.  For most individuals who joined the board more recently, that knowledge was gained in employment with industry leaders in markets important to the Company - commercial vehicle original equipment manufacturers (“OEMs”), off-highway OEMs and developers and manufacturers of commercial HVAC products.  The board benefits from the interplay among a technologist at an internationally recognized university; former Chief Financial Officers of large, complex public companies; former managers of international public companies; Modine’s Chief Executive Officer; and former executives of OEMs in the Company’s markets, as well as the experience brought by those who serve on other public company boards.  Modine’s board consists of dedicated individuals with high integrity and discipline and who have a strong desire to use their skills to govern Modine in a responsible manner.

Individual Qualifications of the Members of Modine’s Board of Directors

The Board of Directors’ Corporate Governance and Nominating Committee (the “Nominating Committee”), a committee consisting of all of the independent directors of the Company, has determined that the board needs certain specialized expertise as well as broad leadership experience to direct the Company to achieve its strategic goals.  The Nominating Committee considers the following qualities and experiences to be necessary for the proper functioning of a board of a responsible, global, technology-driven company:

•	Business operations leadership;
•	Relevant industry experience;
•	Global business experience;
•	Financial expertise;
•	Technological expertise;
•	Corporate governance expertise; and
•	Financial markets experience.

A description of the qualities provided by each board member is included below with the description of the individual’s experience and public company directorships.

Board Skills Matrix

The chart below summarizes the specific qualifications, attributes, and skills for each director.  An “X” in the chart below indicates that the item is a specific reason that the director was nominated to serve on the board.  The lack of an “X” does not mean that the director does not possess that qualification or skill.  Rather, an “X” indicates a specific area of focus or expertise of a director on which the board currently relies.

Required Expertise
Board of Directors	Business Operations Leadership	Relevant Industry Experience	Global Business Experience	Financial Expertise	Technological Expertise	Corporate Governance Expertise	Financial Markets Experience

Mr. Burke	X	X	X		X	X
Mr. Anderson	X	X	X			X
Mr. Cooley			X	X		X	X
Dr. Garimella					X
Mr. Moore	X	X	X
Mr. Neale	X		X			X
Mr. Patterson	X	X	X			X
Ms. Petrovich	X	X	X			X
Ms. Williams			X	X		X	X

2012 Nominees for Director

The Nominating Committee nominated Dr. Suresh V. Garimella and Christopher W. Patterson for election as directors.  Both of the nominees are considered independent under the New York Stock Exchange (“NYSE”) corporate governance rules.

The Board of Directors recommends a vote FOR Dr. Suresh V. Garimella and Christopher W. Patterson.

Vote Required for Approval

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Name	Principal Occupation, Directorships and Qualifications

Nominees to be Elected for Terms Expiring in 2015:

Dr. Suresh V. Garimella Age 48 Director since July 2011	Current Position:
Associate Vice President for Engagement, Purdue University and R. Eugene and Susie E. Goodson Distinguished Professor in the School of Mechanical Engineering and Birck Nanotechnology Center, Purdue University; Director of the Cooling Technologies Research Center, Purdue University School of Mechanical Engineering and Birck Nanotechnology Center (since 2002).

	Experience:	Dr. Garimella has served as a professor of Mechanical Engineering at the University of California at Berkeley; University of Wisconsin-Milwaukee; The University of New South Wales, Sydney, Australia; Xi’an JiaoTong University, Xi’an, China; Technical University of Darmstadt, Germany and Purdue University. Dr. Garimella received his Bachelor of Technology in Mechanical Engineering from Indian Institute of Technology, Madras, India, his M.S. in Mechanical Engineering from The Ohio State University and his Ph.D. in Mechanical Engineering from the University of California at Berkley.

Specific Attributes and Skills for Dr. Garimella:

Expertise	Discussion of Skills and Attributes

Technological Expertise	Dr. Garimella is a renowned expert in thermal management and heat transfer technology, which is central to the success of the Company.

Christopher W. Patterson Age 57 Director since 2010	Current Position:	Retired.
Experience:
Mr. Patterson retired as President and Chief Executive Officer of Daimler Trucks North America LLC, a leading producer of heavy-duty and medium-duty trucks and specialized commercial vehicles in North America.  Mr. Patterson served in this capacity from 2005 until his retirement in 2009.  Prior to this he held senior positions, including as Senior Vice President, Service & Parts, with Freightliner LLC (predecessor to Daimler Trucks North America) and other international, commercial truck producers.

	Public Company Directorships:	Finning International Inc., Vancouver, B.C. (Canada)

Specific Attributes and Skills for Mr. Patterson:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Patterson gained his business operations leadership experience as the President and Chief Executive Officer of Daimler Trucks North America LLC and brings extensive strategic sales and marketing experience to the Company’s board.

Relevant Industry Experience	Mr. Patterson has an unparalleled understanding of commercial truck markets and the operations of a global commercial vehicle OEM.

Global Business Experience	Mr. Patterson’s extensive executive and leadership experience, as described above, gives him valuable insight into the complexities, challenges and issues facing global manufacturing businesses.

Corporate Governance Expertise	Mr. Patterson has significant corporate governance experience from his role as the President and Chief Executive Officer of Daimler Trucks North America LLC.

Directors Continuing in Service for Terms Expiring in 2013:

Thomas A. Burke Age 54 Director since 2008	Current Position: Experience:
President and Chief Executive Officer of the Company.

Mr. Burke joined Modine in May 2005 as Executive Vice President and subsequently served as Executive Vice President and Chief Operating Officer (July 2006 – March 2008).  Prior to joining Modine, Mr. Burke worked for nine years in various management positions with Visteon Corporation, a leading supplier of parts and systems to automotive manufacturers, including as Vice President of North American Operations (2002 – May 2005) and Vice President, European and South American Operations (2001 – 2002).  Prior to working at Visteon, Mr. Burke worked in positions of increasing responsibility at Ford Motor Company.

Specific Attributes and Skills for Mr. Burke:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership	Mr. Burke serves as the President and Chief Executive Officer of the Company.

Relevant Industry Experience
Mr. Burke has unique knowledge of the challenges, risks and opportunities facing a global supplier of thermal management products to global customers gained through his experience with the Company as well as Visteon Corporation and Ford Motor Company.  Mr. Burke’s membership on the board and leadership of the Company’s Executive Council help to ensure that the board is linked to the Company’s management and operations.

Global Business Experience
Mr. Burke’s extensive operational managerial experience at Ford, Visteon and the Company provide him with significant insight and experience in the operations, challenges and complex issues facing global manufacturing businesses.

Technological Expertise	Mr. Burke has a strong background in and knowledge of thermal management technology.

Corporate Governance Expertise	Mr. Burke has gained significant corporate governance experience in his role as President and Chief Executive Officer of the Company.

Charles P. Cooley Age 56 Director since 2006	Current Position: Experience:
Retired.

Mr. Cooley retired as Senior Vice President and Chief Financial Officer of The Lubrizol Corporation, a specialty chemical company (April 2009 – September 2011).  Mr. Cooley joined The Lubrizol Corporation as Vice President and Chief Financial Officer (April 1998 – July 2005) and subsequently served as its Senior Vice President, Treasurer and Chief Financial Officer (July 2005 – April 2009).  Prior to joining The Lubrizol Corporation, Mr. Cooley was Assistant Treasurer of Corporate Finance, Atlantic Richfield Company (ARCO) and Vice President, Finance, ARCO Products Company.

	Public Company Directorships:	KeyCorp

Specific Attributes and Skills for Mr. Cooley:

Expertise	Discussion of Skills and Attributes

Global Business Experience	Mr. Cooley served as the Chief Financial Officer of Lubrizol, a company with extensive operations throughout the world.

Financial Expertise	Mr. Cooley has substantial experience as the Chief Financial Officer of Lubrizol including extensive knowledge of complex accounting issues, capital management and internal controls.

Corporate Governance Expertise	In his role at Chief Financial Officer of Lubrizol, Mr. Cooley gained significant experience implementing effective corporate governance practices.

Financial Markets Experience	As the Chief Financial Officer of Lubrizol, Mr. Cooley had significant experience in the financial markets in which the Company competes for financing.

Gary L. Neale Age 72 Director since 1977	Current Position: Experience:
Retired; Chairman of the Board of Modine since April 1, 2008.

Mr. Neale served as the Chief Executive Officer (1993 – July 2005) and President (1994 – 2004) of NiSource, Inc., a holding company for gas and electric utilities and other energy-related subsidiaries.

	Public Company Directorships:	Chicago Bridge & Iron Company N.V.; and NiSource, Inc. (Chairman, 1993 - January 2007)

Specific Attributes and Skills for Mr. Neale:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Neale gained his business operations leadership experience as the President and Chief Executive Officer of NiSource, Inc. and brings an extensive knowledge of international business, financial acuity and understanding the operations of a large, complex public corporation.

Global Business Experience
Mr. Neale has extensive knowledge of the Company’s global business, having served on the board during a significant period of expansion of the Company.  Mr. Neale contributes to the board not only his strong knowledge of the Company but also his strong leadership skills and insight into large organizations.

Corporate Governance Expertise
Mr. Neale has significant experience in the oversight of audit, compensation and governance issues gained in his tenure serving on public company boards and an unparalleled knowledge of the Company given his long-standing tenure on the Board of Directors.

Mary L. Petrovich Age 49 Director since July 2011	Current Position: Experience:
Senior Advisor to Industrial and Transportation Group of The Carlyle Group, a global private equity firm, since July 2011.

Ms. Petrovich served as the General Manager of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components, after its acquisition by General Dynamics Corporation (December 2008 – July 2011).  Ms. Petrovich served as Chairman and Chief Executive Officer of AxleTech International from 2001 through the December 2008 sale of the company to General Dynamics. Prior to AxleTech International, Ms. Petrovich held various leadership positions with the Driver Controls Division of Dura Automotive Systems Inc. and AlliedSignal Friction Materials.

	Public Company Directorships:	GT Solar International, Inc.; WABCO Holdings Inc.; and Woodward, Inc.

Specific Attributes and Skills for Ms. Petrovich:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Ms. Petrovich gained her business operations leadership experience as Chairman and Chief Executive Officer of AxleTech International and as General Manager of AxleTech International after its acquisition by General Dynamics.  This experience, together with her operational experience with Six Sigma lean manufacturing techniques, supply chain management and evaluation of new business opportunities, provides the board with valuable knowledge in its oversight of the Company’s operational efficiency.

Relevant Industry Experience	Ms. Petrovich has extensive experience in the automotive, off-highway and transportation industries gained in her roles with AxleTech International, Dura Automotive Systems and AlliedSignal.

Global Business Experience
Ms. Petrovich’s extensive managerial experience, as described above, provides her with significant insight and experience in the operations, challenges and complex issues facing global manufacturing businesses.

Corporate Governance Expertise	Ms. Petrovich serves on the Board of Directors of several public companies.

Directors Continuing in Service for Terms Expiring in 2014:

David J. Anderson Age 64 Director since 2010	Current Position: Experience:
Retired.

Mr. Anderson retired as President and Chief Executive Officer of Sauer-Danfoss Inc., a worldwide leader in the design, manufacture and sale of engineered hydraulic, electric and electronic systems and components.  Mr. Anderson served in this capacity and as a director of Sauer-Danfoss from 2002 until his retirement in 2009.  Prior to that time, he served in various senior leadership positions in strategic planning, business development and sales and marketing.

Public Company Directorships:	MTS Systems Corporation (Chairman, August 2011 - present);
Schnitzer Steel Industries Inc.; and
Sauer-Danfoss Inc. (July 2002 - June 2009; Executive Director and Co-Vice Chairman (June 2008 – June 2009))

Specific Attributes and Skills for Mr. Anderson:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Anderson gained his business operations leadership experience as President and CEO of Sauer-Danfoss where he gained his significant understanding of successful leadership of a growing, global, high-technology, industrial company.

Relevant Industry Experience
Sauer-Danfoss, a company at which Mr. Anderson spent 25 years of his career, develops, manufactures and markets advanced systems for the distribution and control of power in mobile equipment.  Over the course of his career with Sauer-Danfoss, Mr. Anderson became thoroughly familiar with the market for products to industrial OEMs.

Global Business Experience	Mr. Anderson has significant global experience having led the post-merger integration of Sauer-Sandstrand and Danfoss Fluid Power into its end state of 26 manufacturing sites in 11 countries.

Corporate Governance Expertise	Mr. Anderson currently serves on the Board of Directors of two international public companies, and formerly served on the board of Sauer-Danfoss.

Larry O. Moore Age 62 Director since 2010	Current Position: Experience:
Retired.

Mr. Moore retired as Senior Vice President, Module Centers & Operations of Pratt & Whitney, a division of United Technologies and a manufacturer of aircraft engines.  Mr. Moore served in this capacity from 2002 until his retirement in 2009.  Prior to joining Pratt & Whitney, Mr. Moore served in various management positions with Cummins and Ford Motor Company.

Specific Attributes and Skills for Mr. Moore:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Moore gained his business operations leadership experience, including experience in low cost country sourcing and operational excellence, at United Technologies where he served as Senior Vice President, Module Centers & Operations of Pratt Whitney, and at Cummins where he served in various operations management positions.

Relevant Industry Experience
Mr. Moore has a deep understanding of the diesel engine markets for off-highway and commercial truck markets gained over his 23 year career in various positions with Volkswagen of America, Inc., General Motors Corporation, Ford Motor Company as well as Cummins and Pratt & Whitney.

Global Business Experience	Mr. Moore has extensive experience working with global industrial companies.

Marsha C. Williams Age 61 Director since 1999	Current Position: Experience:
Retired.

Ms. Williams retired as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., an online travel company (July 2007 - December 2010).  Prior to joining Orbitz Worldwide, Ms. Williams was Executive Vice President and Chief Financial Officer (2002 – February 2007) of Equity Office Properties Trust, a real estate investment trust.  Prior to that time, Ms. Williams was Chief Administrative Officer of Crate and Barrel and served as Vice President and Treasurer of Amoco Corporation; Vice President and Treasurer of Carson Pirie Scott & Company; and Vice President of The First National Bank of Chicago.

	Public Company Directorships:	Chicago Bridge & Iron Company N.V.; Fifth Third Bancorp; Davis Funds; and Selected Funds (1995 – 2008)

Specific Attributes and Skills for Ms. Williams:

Expertise	Discussion of Skills and Attributes

Global Business Experience
Ms. Williams was an officer of Orbitz Worldwide and is currently a director of several public companies with global operations.  In these roles, Ms. Williams has accumulated extensive knowledge of global finance, capital management, internal controls and human resources.

Financial Expertise	As the Vice President and CFO of Orbitz and Executive Vice President and CFO of Equity Office Properties Trust, Ms. Williams gained significant financial acumen relating to complex, global companies.

Corporate Governance Expertise	Ms. Williams serves on the Board of Directors of several public companies.

Financial Markets Experience
As the former Vice President and CFO of Orbitz and Executive Vice President and CFO of Equity Office Properties Trust, Ms. Williams has significant experience in the financial markets in which the Company competes for financing.

CORPORATE GOVERNANCE

The Company’s business is managed under the direction of its Board of Directors, pursuant to the laws of the State of Wisconsin, its Amended and Restated Articles of Incorporation and its Bylaws.  Members of the Board of Directors are kept informed of the Company’s operations through discussions with the CEO and key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Company reviews and evaluates its corporate governance policies and practices, particularly in light of the rules of the Securities and Exchange Commission (“SEC”) and the NYSE, and believes that its current policies and practices meet these requirements.  The Company’s corporate governance policies, including its Guidelines on Corporate Governance and charters for committees of the board, are available on its website, www.modine.com, and are also available in print to any shareholder or other interested person upon request.

Code of Ethics

The Company’s Code of Ethics and Business Conduct (the “Code of Ethics”) summarizes the compliance and ethical standards and expectations the Company has for all of its employees, officers (including the principal executive officer, principal financial officer and principal accounting officer) and directors with respect to their conduct in furtherance of Company business.  It contains procedures for reporting suspected violations of the Code of Ethics, including procedures for the reporting of questionable accounting or auditing matters or other concerns regarding accounting, internal accounting controls or auditing matters.  The Company has established a Business Ethics Program that includes an Internet and phone Helpline through which employees and others may report concerns, anonymously and in confidence, regarding such matters.  A copy of the Code of Ethics, as well as further information regarding the Business Ethics Program, is available on the Company’s website, www.modine.com.  These materials are also available in print to any shareholder or other interested person upon request.  If we make any substantive amendment to the Code of Ethics, we will disclose the nature of such amendment on our website or in a current report on Form 8-K.  In addition, if a waiver of the Code of Ethics is granted to an executive officer or director, we will disclose the nature of such waiver on our website, in a press release or in a current report on Form 8-K.

Director Independence

The Company’s Guidelines on Corporate Governance require that a majority of the board’s members be independent.  The Company also believes it is in its best interest to have the President and CEO of the Company serve as a director.  At a minimum, to qualify as “independent,” a director must meet the independence standards of the NYSE.  The Nominating Committee assesses independence on a regular basis, and each director is responsible for bringing to the attention of that committee any changes to his or her status that may affect independence.  In addition, the directors complete, on an annual basis, a questionnaire prepared by the Company that is designed to elicit information that the board uses to assess director independence.  At least annually, the board reviews the relationships that each director has with the Company.  Only those directors that the board affirmatively determines have no material relationship with the Company, and who do not have any of the relationships that prevent independence under the standards of the NYSE, are considered to be independent directors.

The board has determined that all of the directors, other than Mr. Burke, are independent within the meaning of the listing standards of the NYSE.  The board concluded that none of these directors has any of the relationships with the Company set forth in the NYSE listing standards that prevent independence and had no other business or other relationships with the Company that would preclude a determination of his or her independence.  Mr. Burke is not independent given his position as President and CEO of the Company.

Certain Relationships and Related Party Transactions

The Code of Ethics requires that all officers, employees and directors of the Company avoid any situation that conflicts with the proper discharge of his or her responsibility to the Company or that impairs his or her ability to exercise independence of judgment with respect to the transactions in which he or she is involved for the Company.  Significant transactions with the Company’s officers, employees or directors or their relatives, or enterprises in which they have material interests, are not permitted unless such transactions are fully disclosed and approved by the Board of Directors or the Audit Committee as being in the best interest of the Company.

Modine is a large global organization that engages in thousands of purchases, sales and other transactions annually.  Modine may enter into purchase and sale transactions with other companies, universities and entities in which members of the Board of Directors are employed or are members of the board.  Modine enters into these arrangements in the ordinary course of business and at competitive prices and terms.  The Company anticipates that similar transactions may occur in the fiscal year ending March 31, 2013.

At the end of each fiscal year, each director and officer must respond to a questionnaire that requires him or her to identify any transaction or relationship that occurred during the year or any proposed transaction that involves Modine (or any subsidiary or affiliate of Modine) and that individual, his or her immediate family or any entity with which he, she or such immediate family member is associated.  All responses to the questionnaires are reviewed by the Company’s Legal Department and shared with the President and CEO, as appropriate.  Based upon such review, there were no related party transactions with respect to persons who were officers or directors during fiscal 2012.

Non-Executive Chairman

Gary L. Neale is the Non-Executive Chairman of the Board.  As Non-Executive Chairman of the Board, Mr. Neale presides over meetings of the shareholders, the Board of Directors and executive sessions of the Board of Directors and carries out such other duties as directed by the Board of Directors.  The Company believes this leadership structure is in the best interest of the Company’s shareholders at present because it allows the Company to benefit from the unique leadership ability and industry experience that Mr. Neale possesses.

Risk Oversight

The Board of Directors has overall responsibility for risk oversight for the Company.  Management provides the board with information on a regular basis to keep the members of the Board of Directors apprised of identified risks.  These risks, including financial, organizational and strategic risks, are reviewed and discussed with the board as part of the business and operating review conducted at each of the board’s regular meetings.  As described below under Committees of the Board of Directors, the Board of Directors has delegated certain responsibilities to its committees.  The committees have oversight of risks that fall within their areas of responsibility.  The Audit Committee has primary oversight of the Company’s financial reporting, internal control and compliance risks.  The Officer Nomination and Compensation Committee evaluates the risks arising from the Company’s compensation policies and programs.  Management is responsible for managing risk and the Company’s enterprise risk management program.

Selection of Nominees to the Board of Directors

The Nominating Committee considers prospective candidates for board membership who are recommended by its members, as well as management, shareholders and independent consultants hired by the Nominating Committee.  The Nominating Committee may also decide to engage a professional search firm to assist in identifying qualified candidates.  When such a search firm is engaged, the Nominating Committee sets its fees and scope of engagement.

Once the Nominating Committee identifies a prospective nominee, it initially determines whether to conduct a full evaluation of the candidate.  The Nominating Committee makes its initial determination based on the information provided to it with the recommendation of the prospective candidate, as well as the Nominating Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The Nominating Committee evaluates the prospective nominee, considering factors it deems appropriate, including the current composition of the board and the evaluations of other prospective nominees.  In assessing candidates, the board considers the required areas of expertise set forth above in Item 1 (business operations leadership; relevant industry experience; global business expertise; financial expertise; technological expertise; corporate governance expertise and financial markets experience) as well as issues such as the individual’s education, contribution to diversity of the board and others frequently encountered by a global business.

In choosing a candidate for board membership, every effort is made to complement and supplement skills within the existing board and strengthen any identified areas.  Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness and ability to devote sufficient time to attend meetings and participate effectively on the board.

In connection with this evaluation, the board determines whether to interview the prospective nominee.  If an interview is warranted, one or more members of the Nominating Committee, and others as appropriate, including the Non-Executive Chairman, will interview prospective nominees.  After completing the evaluation and interview, the Nominating Committee makes a recommendation to the board regarding the nomination of a candidate and the board acts on that recommendation.

Shareholder Nominations and Recommendations of Director Candidates

The Bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors.  Shareholders who desire to nominate a person or persons for election to the board must comply with the notice requirements in the Bylaws, a copy of which is available from the Company’s Secretary.  For consideration at the 2013 Annual Meeting of Shareholders, nominations must be received by the Secretary no earlier than April 19, 2013 and no later than May 14, 2013.  Shareholders who want to submit a recommendation for a director candidate for the board may submit the recommendation to the board using the procedure described below under Shareholder and Other Interested Persons’ Communication with the Board.  The Nominating Committee intends to evaluate candidates recommended by shareholders in the same manner that it evaluates other candidates. The Nominating Committee requests that it receive any such recommendations by October 1, 2012 for the 2013 Annual Meeting of Shareholders.

Shareholder and Other Interested Persons’ Communication with the Board

Shareholders and other interested persons wishing to communicate with the Board of Directors or with a board member (including the Non-Executive Chairman) should address communications to the board or to the particular board member, c/o Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552.  In accordance with a process approved by the Board of Directors, the Secretary reviews all such correspondence.  The Secretary forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the board or committees thereof or that she otherwise determines requires their attention.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Business Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.  From time to time, the board may change the process by which shareholders and other interested persons may communicate with the Board of Directors or its members.  Please refer to the Company’s website, www.modine.com, for any changes to this process.

Committees of the Board of Directors

Audit Committee

The Audit Committee is a separately designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The functions of the Audit Committee are described below in the Report of the Audit Committee in this proxy statement. The charter of the Audit Committee is available on the Company’s website, www.modine.com.

The Board of Directors has determined that each member of the Audit Committee is independent as defined in the corporate governance listing standards of the NYSE relating to audit committees.  The Board of Directors has determined that each Audit Committee member satisfies the financial literacy and experience requirements of the NYSE, and that Mr. Cooley (the Chair of the Committee) and Ms. Williams each qualify as an audit committee financial expert within the meaning of the SEC rules.

Officer Nomination and Compensation Committee

The Officer Nomination and Compensation Committee of the Board of Directors (the “ONC Committee”) is composed exclusively of non-employee, independent directors with no business relationship with the Company, other than in their capacity as directors, and no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.  The charter of the ONC Committee is available on the Company’s website, www.modine.com.

The ONC Committee oversees and provides strategic direction to management regarding the Company’s executive compensation practices.  The ONC Committee reviews the performance of the executive officers, other than the CEO, and works in conjunction with the Nominating Committee to review the performance of the CEO; reviews candidates for positions as officers; makes recommendations to the board on officer candidates; makes recommendations to the board on compensation of the CEO; determines, with the CEO’s recommendations, the compensation of non-CEO executive officers and other officers of the Company; considers recommendations made by its compensation consultant relating to director compensation and presents those recommendations to the board; administers the incentive compensation plans in which executive officers and directors participate; and reviews the Company’s benefit programs made available to some or all salaried employees of the Company.

Mr. Burke, as President and CEO, recommends to the ONC Committee any compensation changes affecting the Company’s officers, including the other NEOs, other than himself.  Mr. Burke presents to the ONC Committee the performance and leadership behavior goals and expectations of each such officer and the level of achievement of those goals as well as the Company’s performance during the fiscal year.  The ONC Committee reviews Mr. Burke’s recommendations and either approves or does not approve any compensation matters affecting such officers of the Company.  Mr. Burke has no role in setting his own compensation.

In fiscal 2012, the ONC Committee retained Farient Advisors LLC (“Farient”) as its independent executive compensation consultant.  Farient reports directly to the ONC Committee and provides no services to the Company.  A representative of Farient attends meetings of the ONC Committee upon invitation by the Chair of the ONC Committee, either by phone or in person, and communicates with the Chair between meetings.  Farient conducted a comprehensive benchmarking analysis of the Company’s pay levels for the CEO, non-CEO executive officers and other officers of the Company, by pay component, using proxy data of the peer companies and compensation survey data. In addition, Farient benchmarked the Company’s executive pay programs and practices, including severance and change-in-control arrangements, as well as its goals and performance.  The ONC Committee considered Farient’s analyses in determining its decisions; however, the ONC Committee made all decisions regarding the compensation of Modine’s officers, including its named executive officers (except for the CEO, whose compensation is set by the full Board).  Additionally, Farient regularly updated the ONC Committee on regulatory and market trends and assisted with the benchmarking of Board of Director compensation practices and levels.

Compensation Committee Interlocks and Insider Participation

The Company had no Compensation Committee Interlocks, as defined by the SEC, during fiscal 2012.

Corporate Governance and Nominating Committee

The Nominating Committee develops and implements policies and practices relating to corporate governance matters, including reviewing and monitoring implementation of the Company’s Guidelines on Corporate Governance and the Code of Ethics; develops and reviews background information on prospective nominees to the board and makes recommendations to the board regarding such persons; supervises the board’s annual self-evaluation working with an outside law firm to conduct such evaluation; and works with the ONC Committee, as appropriate, to review and monitor succession plans relating to the CEO and to evaluate the performance of the CEO.  The Nominating Committee is composed exclusively of independent directors with no business relationship with the Company, other than in their capacity as directors, and no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.  The charter of the Nominating Committee is available on the Company’s website, www.modine.com.

Technology Committee

The Technology Committee reviews and makes recommendations, as appropriate, to the entire Board of Directors on major strategies and other subjects related to the Company’s approach, emphasis, and direction with regard to technical innovation and opportunities; the technology acquisition process to assure ongoing business growth; and development and implementation of measurement and tracking systems important to successful innovation.

Board Meetings and Committees

The Board of Directors held six meetings during the fiscal year ended March 31, 2012 and had the following four standing committees: Audit; Officer Nomination and Compensation; Corporate Governance and Nominating; and Technology.

In July of each year, the board selects the members of each of the committees.  The table below shows the membership of each committee, the number of times the board and each committee met and the attendance at those meetings.  All directors attended at least 75 percent of the aggregate of the board meetings and meetings of committees on which he or she served, except for Ms. Petrovich, whose aggregate committee meeting attendance was less than 75 percent during the fiscal year due to commitments existing prior to her election to the board.

Name	Board	Committee

David J. Anderson	6 of 6 (100%)	Audit 4 of 5 (80%)
Corp. Gov. 3 of 3 (100%)

Thomas A. Burke	6 of 6 (100%)	Not applicable

Charles P. Cooley	5 of 6 (83%)	(Chair) Audit 5 of 5 (100%)
Corp. Gov. 2 of 3 (67%)
Tech. 2 of 2 (100%)

Suresh V. Garimella	5 of 5 (100%)	Corp. Gov. 3 of 3 (100%)
ONC 3 of 3 (100%)
(Chair) Tech. 1 of 1 (100%)

Frank W. Jones	6 of 6 (100%)	Audit 5 of 5 (75%)
Corp. Gov. 3 of 3 (100%)
Tech. 2 of 2 (100%)

Dennis J. Kuester	5 of 6 (83%)	ONC 5 of 5 (100%)
Corp. Gov. 2 of 3 (67%)

Larry O. Moore	6 of 6 (100%)	ONC 3 of 5 (60%)
Corp. Gov. 3 of 3 (100%)
Tech. 1 of 1 (100%)

Gary L. Neale	6 of 6 (100%)	Not applicable

Christopher W. Patterson	6 of 6 (100%)	ONC 5 of 5 (100%)
Corp. Gov. 3 of 3 (100%)
Tech. 1 of 1 (100%)

Mary L. Petrovich	5 of 5 (100%)	Audit 0 of 2 (0%)
Corp. Gov. 3 of 3 (100%)

Marsha C. Williams	6 of 6 (100%)	Audit 5 of 5 (100%)
(Chair) ONC 5 of 5 (100%)
Corp. Gov.3 of 3 (100%)

Michael T. Yonker	6 of 6 (100%)	ONC 3 of 5 (60%)
(Chair) Corp. Gov. 3 of 3 (100%)

Audit = Audit Committee
ONC = Officer Nomination and Compensation Committee
Corp. Gov. = Corporate Governance and Nominating Committee
Tech. = Technology Committee

Attendance at the Annual Meeting.  Although the Company does not have a formal policy that its directors attend the Annual Meeting of Shareholders, it expects them to do so and the Company’s directors historically have attended these meetings.  All of the directors attended the 2011 Annual Meeting of Shareholders.  The Board of Directors conducts a meeting directly after the Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock by persons known by the Company to beneficially own more than five percent of the outstanding shares:

	Common Stock
Name and Address of Owner (1)	Number of Shares Owned and Nature of Interest	Percent of Class

Wellington Management Company, LLP (2)	4,689,604	10.04
280 Congress Street
Boston, Massachusetts 02110

Mario J. Gabelli and affiliates (3)	4,266,042	9.2
One Corporate Center
Rye, New York 10580-1435

BMO Financial Group (4)	2,588,849	5.6
111 W. Monroe Street
Chicago, Illinois 60690

(1)
The number of shares is as of the date the shareholder reported the holdings in filings under the Exchange Act, unless more recent information was provided.  The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Exchange Act Rule 13d-3, and other facts known to the Company.

(2)
Based on Amendment No. 5 to Schedule 13G filed under the Exchange Act, dated May 10, 2012.  Wellington Management Company, LLP has the shared power to vote or direct the vote of 3,979,089 of the reported shares and shared power to dispose or to direct the disposition of the reported shares.

(3)
Based on Amendment No. 34 to Schedule 13D filed under the Exchange Act, dated September 20, 2011.  Each reporting person included in the Schedule 13D: Gabelli Funds, LLC; GAMCO Asset Management Inc. (“GAMCO”); Teton Advisors, Inc.; Gabelli Securities, Inc.; GGCP, Inc.; GAMCO Investors, Inc.; and Mario J. Gabelli, has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of the reported shares, except that (i) GAMCO does not have authority to vote 129,955 of the reported shares, and (ii) in certain circumstances, proxy voting committees may have voting power over the reported shares.

(4)
Based on Schedule 13G filed under the Exchange Act, dated January 16, 2012.  BMO Financial Group ("BMO") has the sole power to vote or direct the vote of 78,388 of the reported shares, shared power to vote or direct the vote of 2,507,932 shares, sole power to dispose or direct the disposition of 2,388 shares and shared power to dispose or to direct the disposition of 2,586,561.  The shares over which BMO has shared voting or dispositive power include 2,507,032 shares held in Modine's 401(k) retirement plans, as to which BMO disclaims beneficial ownership.

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of June 1, 2012 by:

•	Each director, director-nominee and named executive officer (“NEO,” as described below under the Compensation Discussion and Analysis section); and

•	all directors and executive officers of the Company as a group.

		Options	Held in	Restricted
		Exercisable	401(k)	Shares
	Direct	within 60 days of	Retirement	(Not		Percent
	Ownership	June 1 2012	Plan	Vested)	Total (1)	of Class
David J. Anderson	2,545	0	NA	0	2,545	*
Charles P. Cooley	17,005	0	NA	0	17,005	*
Suresh V. Garimella	0	0	NA	0	0	*
Frank W. Jones (2)	69,001	18,438	NA	0	87,439	*
Dennis J. Kuester	34,291	18,438	NA	0	52,729	*
Larry O. Moore	2,545	0	NA	0	2,545	*
Gary L. Neale	73,126	18,438	NA	0	91,564	*
Christopher W. Patterson	9,395	0	NA	0	9,395	*
Mary L. Petrovich	0	0	NA	0	0	*
Marsha C. Williams	16,797	18,438	NA	0	35,235	*
Michael T. Yonker	25,946	18,438	NA	0	44,384	*
Thomas A. Burke	129,547	325,312	8,183	57,242	520,284	1.1%
Michael B. Lucareli	14,007	15,087	972	6,818	36,884	*
Thomas F. Marry	24,471	71,978	938	63,613	161,000	*
Scott L. Bowser	20,424	40,867	3,102	9,530	73,923	*
Margaret C. Kelsey	12,321	50,765	318	9,644	73,048	*
All directors and executive officers as a group (16 persons)	451,421	596,199	13,513	146,847	1,207,980	2.5%

* Represents less than one percent of the class.

(1)
Includes shares of common stock that are issuable upon the exercise of stock options exercisable within 60 days of the record date.  Such information is not necessarily to be construed as an admission of beneficial ownership.

(2)	Mr. Jones shares the power to vote and dispose of 11,295 shares of common stock with his spouse.

COMPENSATION OF DIRECTORS

Employees of Modine do not receive any compensation for serving on the board.  For the 2012 fiscal year, non-employee directors, including the Non-Executive Chairman of the Board, received the following: an annual retainer of $35,000, payable quarterly; $1,750 for each board meeting attended in person; $1,500 for each committee meeting attended in person; an annual retainer of $5,000 for acting as Chair of the ONC Committee, Nominating Committee or Technology Committee and an annual retainer of $10,000 for acting as Chair of the Audit Committee; reimbursement for travel, lodging, and related expenses incurred in attending board and/or committee meetings; and travel-accident and director and officer liability insurance.

The Amended and Restated 2008 Incentive Compensation Plan (the “Incentive Plan”) gives discretion to the board, or a committee of the board, to grant stock options and stock awards to non-employee directors.  The board or the ONC Committee, as applicable, has broad discretionary authority to set the terms of awards under the Incentive Plan.  It is the current practice of the Board of Directors to grant unrestricted stock awards after the Annual Meeting to each non-employee director who was in service prior to the Annual Meeting and whose service is continuing.  The Company granted each such non-employee director of the Company (other than the Non-Executive Chairman) 2,545 unrestricted shares of stock after the 2011 Annual Meeting of Shareholders.  The Company granted Mr. Neale, the Non-Executive Chairman, 7,568 shares of stock at the same time.  The Company granted Mr. Neale the greater number of shares to compensate him for his work as Non-Executive Chairman.  As Non-Executive Chairman, Mr. Neale, among other duties, generally attends all meetings of the board’s committees but does not receive any attendance fee for those meetings.  The compensation of Modine’s non-employee directors has remained at its current level for the past seven fiscal years.  The ONC Committee is in the process of working with its independent compensation consultant and management to assess director compensation levels with the goal of ensuring fair and competitive compensation for the Company’s directors.  The ONC Committee intends to take action on this subject in 2012.

2012 Director Compensation Table

The following table sets forth compensation paid to non-employee members of the Company’s Board of Directors in fiscal 2012:

		Stock	Change in
	Fees Paid in	Awards	Pension Value
Name	Cash ($)	($)(1)(2)	($)(3)	Total ($)

David J. Anderson	55,000	37,997	NA	92,997
Charles P. Cooley	66,250	37,997	NA	104,247
Suresh V. Garimella(4)	53,750	0	NA	53,750
Frank W. Jones	59,500	37,997	25,162	122,659
Dennis J. Kuester	53,250	37,997	4,954	96,201
Larry O. Moore	56,000	37,997	NA	93,997
Gary L. Neale	45,500	112,990	35,553	194,043
Christopher W. Patterson	58,000	37,997	NA	95,997
Mary L. Petrovich	39,500	0	NA	39,500
Marsha C. Williams	68,000	37,997	280	106,277
Michael T. Yonker	59,500	37,997	4,954	102,451

(1)
After the 2011 Annual Meeting of Shareholders, all of the independent directors, other than Mr. Neale, who were in service prior to the Annual Meeting and whose service was continuing, were granted 2,545 shares of unrestricted stock under the Incentive Plan.  As explained above, the Company granted 7,568 shares of unrestricted stock to Mr. Neale at that same time.

None of the directors included in the table above held any unvested stock awards as of the end of fiscal 2012.  As of March 31, 2012, the directors included in the table above held options to purchase shares of common stock, all of which are exercisable, as follows: Mr. Anderson – none; Mr. Cooley – none; Dr. Garimella - none; Mr. Jones - 18,438 shares; Mr. Kuester - 18,438 shares; Mr. Moore – none; Mr. Neale – 18,438 shares; Mr. Patterson – none; Ms. Petrovich – none; Ms. Williams - 18,438 shares; and Mr. Yonker - 18,438 shares.

(2)
Represents the aggregate grant date fair value of stock grants computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718.  The assumptions used to determine the value of the awards are discussed in Note 23 of the Notes to the Consolidated Financial Statements of the Company contained in the Company’s Form 10-K for the fiscal year ended March 31, 2012.

(3)
Represents the change in pension value between the end of fiscal 2011 and the end of fiscal 2012 under the Modine Manufacturing Company Director Emeritus Retirement Plan.  The change in pension value is solely a result of the change in the interest rate used to calculate the present value of the pension benefit under the Director Emeritus Retirement Plan because no benefits otherwise continue to accrue under that plan.  The Company used interest rates of 4.86 percent and 5.83 percent, respectively, to calculate the present value of the pension benefit at March 31, 2012 and March 31, 2011.

The Board of Directors adopted the Director Emeritus Retirement Plan pursuant to which any person, other than an employee of the Company, who was or became a director of Modine on or after April 1, 1992 and who retired from the board would be paid a retirement benefit equal to the annualized sum directors were paid for their service to the Company as directors (including board meeting attendance fees but excluding any applicable committee attendance fees) in effect at the time such director ceased his or her service as a director.  The retirement benefit continues for the period of time equal in length to the duration of the director’s board service.  If a director dies before retirement or after retirement during such period, his or her spouse or other beneficiary would receive the benefit.  In the event of a change in control (as defined in the Director Emeritus Retirement Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments that would otherwise be payable under the Director Emeritus Retirement Plan.  The retirement benefit is not payable if the director, directly or indirectly, competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine.  Effective July 1, 2000, the Director Emeritus Retirement Plan was frozen with no further benefits accruing under it.  Ms. Williams and Messrs. Jones, Kuester, Neale, and Yonker accrued pension benefits under the Director Emeritus Retirement Plan until it was frozen on July 1, 2000.

(4)	The amount includes fees paid to Dr. Garimella for attending the May 2011 board meeting and Technology Committee meeting in anticipation of joining the Board of Directors in July 2011.

Share Ownership Guidelines - Directors

Effective January 16, 2008, the board adopted share ownership guidelines for incumbent members of the Board of Directors.  The board believes that in order to further align the interests of members of the board and shareholders, members of the board should have a meaningful personal investment in the Company.  Only shares of stock, either restricted or unrestricted, count toward the guideline figures.  The guidelines generally provide that by 2013 those who were incumbent in January 2008 (Ms. Williams and Messrs. Cooley and Neale) are expected to hold shares of Company stock with a value of at least three times the value of the director’s annual cash retainer.  All of those directors already comply with the guidelines.  Directors who joined the board after 2008 have five years to hold at least three times the annual cash retainer at the time the director joined the board.  The share ownership guidelines for officers of the Company are described below in the Compensation Discussion and Analysis – Share Ownership Guidelines - Officers.

Compensation-Related Risk Assessment

In fiscal 2012, the ONC Committee assessed each element of compensation – base salary; annual cash bonus; long-term incentives – as well as other plans covering employees in international locations to determine whether any of such elements or plans promotes excessive or unreasonable risk-taking.  The ONC Committee determined that the Company’s compensation policies and practices encourage behaviors that drive the performance of the Company as a whole and balance short-term results with longer-term results in the interests of shareholders.  The ONC Committee determined that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material components of compensation paid to Modine’s named executive officers (“NEOs”) in the 2012 Summary Compensation Table on page 28.  The Company’s NEOs are:

•	Thomas A. Burke, President and CEO;

•	Michael B. Lucareli, Vice President, Finance and CFO;

•	Thomas F. Marry, Executive Vice President and COO;

•	Scott L. Bowser – Regional Vice President – Americas; and

•	Margaret C. Kelsey, Vice President – Corporate Development, General Counsel and Secretary.

Other than the Principal Executive Officer and Principal Financial Officer, Messrs. Marry and Bowser and Ms. Kelsey were the three most highly compensated active executive officers as of March 31, 2012.  The compensation for these individuals is listed in the tables on pages 28 through 40 of this Proxy Statement.

In this Compensation Discussion and Analysis, we will also explain the objectives of our compensation programs, why we pay the compensation we do and how that fits with the Company’s commitment to provide value to our shareholders.

Executive Summary

Executive Compensation Philosophy

The ONC Committee seeks to pay our NEOs fairly and to align executive pay with the Company’s performance.  The ONC Committee believes this approach will enhance shareholder return over the long term.

Goals of the Executive Compensation Program

The ONC Committee seeks to help the Company achieve its short- and long-term financial goals and encourage its executive officers to act as owners of the Company.  The ONC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.  Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  The annual cash incentive is intended to reward for the achievement of annual operating goals that are critical to the Company’s short-term business objectives.  The equity portion of the compensation package provides incentives that are intended to focus executives on the Company’s long-term success, align the executives’ returns with those of shareholders, encourage long-term retention, and reward the executive for the Company’s superior long-term performance.

Alignment of Objectives/Fiscal 2012 Financial and Strategic Highlights

The ONC Committee believes the structure of its executive compensation program is aligned with the Company’s overall performance in fiscal 2012.  In fiscal 2012, the Company, among other things:

•	Increased sales 8.9 percent to $1.6 billion;
•	Improved gross margin to 16.3 percent;
•	Recorded earnings from continuing operations of $38 million or $0.80 per fully diluted share, a substantial improvement from the prior year;
•
Completed its previously announced manufacturing footprint changes in North America, which have enabled that business segment to make significant improvements in profitability and become positioned for future growth;

•
Continued the integration of the Modine Operating System into the Company’s manufacturing and administrative operations, enabling faster cycles of process improvement at all levels of the organization; and

•
Introduced multiple new and highly energy efficient products within our Commercial Products Group, including the 30-ton AtherionTM packaged rooftop HVAC system, and the DeltaChill chiller for data centers, further demonstrating the ability of this business unit to grow organically and positioning it well for inorganic growth.

Fiscal 2012 Compensation Highlights

The ONC Committee took the following actions in fiscal 2012:

•	Set CEO and CFO salaries at the median of Modine’s peer group companies to meet its objective of offering competitive compensation;
•
Approved Return on Average Capital Employed (“ROACE”) and Economic Profit as the performance metrics in the Management Incentive Plan (the “MIP”) (the short-term cash bonus plan) and ROACE and change in Economic Profit as the performance metrics in the Long-Term Incentive Plan (the “LTIP”) to incentivize meeting and exceeding the Company’s operating plans.  The Committee used similar metrics in both plans because:

•
ROACE and Economic Profit are drivers of value creation, reinforce the need for the Company to grow profitably, and are consistent with the Company’s strategic plan and how the Company manages its business;

•
Use of these measures in the MIP and the LTIP focuses management on key metrics and provides a compelling incentive plan with timeless standards that mitigate risk by avoidance of short-term gains at the expense of the long-term health of the Company; and

•
The long-term pay orientation of the Company’s pay system (pay mix and time horizon of the LTIP) appropriately reflects the capital intensive, investment time horizon and customer planning time horizon (i.e., long-term orders and partnering for end-product production) of the business.

•
Approved the Amendment and Restatement of the 2008 Incentive Compensation Plan (a plan that was subsequently approved by the Company’s shareholders at the 2011 Annual Meeting of Shareholders) that, among other matters, generally requires an involuntary termination of employment within one year following a change in control (a double trigger) for the vesting of equity upon the occurrence of a change in control;

•
Approved a new change in control severance policy that, among other matters, requires a double trigger for the vesting of benefits upon the occurrence of a change in control for those joining the Company’s senior management on or after adoption of the policy and does not allow for any excise tax gross ups;

•
Approved a severance policy for individuals serving on the Company’s Executive Council to expressly state the amount of severance for such individuals in the event of involuntary termination of employment without cause, which written policy replaced the Committee’s previous practice of addressing severance decisions on a case-by-case basis, but using previous actions as a guide;

•	Reviewed and revised the composition of the Company’s Peer Group used for CEO and CFO pay and company performance comparisons;
•	Conducted a risk assessment of the Company’s compensation practices and found no evidence of any unreasonable risk taking in the Company’s compensation plans and arrangements; and
•	Reviewed regulatory, shareholder and market changes at each meeting of the Committee.

Shareholder Advisory Vote on Executive Compensation

At the 2011 Annual Meeting of Shareholders, the compensation of the Company’s NEOs was approved by a significant majority of the Company’s shareholders in a nonbinding advisory vote.  Nonetheless, the Company and ONC Committee are mindful of the results of the shareholder advisory vote and take the vote into consideration when determining and evaluating the Company’s executive compensation philosophy, program and disclosure.  For example, in light of the results of the 2011 shareholder advisory vote and the Company’s subsequent communications with its shareholders, the Company has made an effort to be more transparent about the link between pay and performance by enhancing the disclosure in the Pay for Performance discussion immediately below.  Similarly, in an effort to ensure consistency with the Company’s severance policy and to better reflect current market practices, the Company has adopted a new written severance policy for individuals serving on the Company’s Executive Council to formalize the Company’s policy for paying severance in the event of an involuntary termination.

Pay for Performance

The ONC Committee believes that the Company’s compensation program should encourage management to create long-term, sustained value for shareholders and to act like owners of the Company.  To achieve this objective, the compensation program is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time.  The ONC Committee further supports this objective with a strong pay for performance philosophy.

The key elements of Modine’s executive pay program that support the pay for performance philosophy include:

•
A median pay positioning strategy that targets total pay as well as each element of compensation at the median of the market, and allows actual pay to vary from the median based on higher or lower performance, i.e., above median for above market performance and below median for below market performance;

•	A significant portion of compensation tied to performance, including short-term and long-term incentives tied to strong financial/operational performance;
•	Use of measures of performance for incentives that balance strong growth and returns and provide a direct link to shareholder value over time;
•	A significant weighting on equity-based long-term incentives, particularly performance stock; and
•	Share ownership guidelines (described on page 26), requiring that executives be meaningfully invested in the Company’s stock, and therefore be personally invested in the Company’s performance.

In fiscal 2012, the ONC Committee requested that Farient, the ONC Committee’s independent compensation consultant, assess the relationship between our executive pay and performance over time, with particular focus on the CEO.  To conduct this analysis, Farient used its alignment methodology to test whether the Company’s Performance-Adjusted CompensationTM (PACTM) is: (1) reasonable for the Company’s revenue size, peer group and total shareholder return (TSR) performance; and (2) sensitive to the Company’s TSR over time, given that TSR is an objective, transparent measure that shareholders generally rely upon when conducting a long-term pay for performance evaluation.  PAC measures compensation outcomes after performance has occurred, rather than target compensation, which represents “expected” compensation before performance has occurred.  Farient compared the CEO’s PAC (including actual salary, actual short-term incentive awards, and performance-adjusted long-term incentive values) over rolling 3-year periods to TSR for the same rolling 3-year periods, and tested the results against those same variables for companies in the industry groups that are most relevant to Modine, namely Capital Goods and Automobiles and Components.  The Company’s PAC was then compared to a range of values, as indicated by the upper and lower boundaries on the chart below.  This range reflects reasonable pay outcomes, as determined by the companies in the relevant industries, for the performance achieved.  All PAC values on the chart, current and historical, for both the Company as well as for the companies in the relevant industry groups, are adjusted to reflect the Company’s current size of approximately $1.6 billion in revenue.

Farient’s analysis of the Company’s pay for performance indicates that the CEO’s compensation historically has been and continues to be strongly aligned with the Company’s performance and shareholder interests in that it is both reasonable and closely correlated to Company performance over time.  Farient reached this conclusion, with which the ONC Committee agreed, because the data points for the Company’s CEOs have historically been below the upper boundary, which indicates reasonable compensation, and because the PAC generally moves up as performance rises, and generally moves down as performance falls.  Specifically, for the 2010-2012 3-year period, the CEO’s PAC was lower than in the prior 3-year period ending in 2011 since: (1) the Company did not meet its objectives for the 2010-2012 performance stock awards cycle, and therefore, no awards were paid out under this plan cycle; and (2) the 2010-2012 TSR was unusually high due to the Company’s exceptionally low stock price caused by a generally weak economy at the beginning of the 2010-2012 period.

Single CEO in 3-year periods ending in 2006, 2007, 2008, 2011, and 2012
Multiple CEOs in 3-year periods ending 2004, 2005, 2009, and 2010
Top / Bottom tercile relative TSR rankings

Note: Each data point reflects Performance-Adjusted Compensation (adjusted for size and inflation) for a 3-year period and TSR for the same 3-year period.  Years shown in the chart refer to the Company’s fiscal years.

Market Benchmarking of Executive Pay

The ONC Committee targets total pay, as well as each element of compensation, at the median of a peer group of companies for the CEO and CFO and at the median of a broad survey of manufacturing companies for the other NEOs.  The ONC Committee believes that targeting the median is an objective way of ensuring that the Company’s executive compensation practices are competitive and reasonable relative to the broader market.  Actual pay may vary from the median based on differences in individual performance, job responsibilities, tenure and experience for the individuals being compared, as well as based on actual performance of the Company.

Use of Peer Group

In the fall of 2011, the ONC Committee directed Farient to review the composition of the Company’s peer group.  As a group, the peers have characteristics and markets similar to those of the Company.  These characteristics and markets are as follows:

•
U.S. headquartered companies traded on major U.S. exchanges involved in industrial machinery; construction and farm machinery and heavy trucks; auto parts and equipment and industrial machinery; electrical components and equipment and building products (HVAC related);

•	Companies with revenue between $600 million and $4 billion (approximately ½ to 2 ½ times Modine’s budgeted revenue); and
•	Technology-intensive companies with a strong focus on OEM suppliers, distributed product expertise and global industrial customers in the vehicular and industrial/commercial (e.g., HVAC) arena.

Based upon this review, the ONC Committee added Meritor, Inc., a manufacturer of drivetrain mobility and braking solutions for OEMs in truck, trailer and specialty vehicle markets, and Lennox International, Inc., a manufacturer of commercial and residential HVAC and refrigeration equipment, to the peer group because of their fit with the Company’s industry criteria as described above.  Meritor and Lennox replaced Baldor Electric Co. which was acquired and A.O. Smith Corp. because its business does not fit the industry criteria as well as its replacements.  The ONC Committee is satisfied with the number of companies in the peer group and did not want to expand the number of companies beyond 18.

The following is the Company’s peer group for fiscal 2012:

American Axle & Manufacturing	Gentex Corp.	Sauer-Danfoss Inc.
AMETEK Inc.	Hubbell Inc.	Stoneridge Inc.
Briggs & Stratton Corp.	Lennox International, Inc.	Thomas & Betts Corp.
Commercial Vehicle Group Inc.	Meritor, Inc.	WABCO Holdings Inc.
Donaldson Company, Inc.	Mueller Industries, Inc.	Wabtec Corp.
EnerSys Inc.	Regal-Beloit Corp.	Woodward Inc.

The ONC Committee uses the publically available peer group data to assist in the evaluation of the:

•	pay levels of the Company’s CEO and CFO;
•	Company’s pay practices; and
•	Company’s relative performance and relative pay for performance for specified periods of time.

Use of Compensation Survey Data

The ONC Committee also uses survey data compiled by Mercer of manufacturing companies with revenues between approximately $500 million and $3 billion to evaluate competitive pay levels of officers and other key employees in addition to those of the CEO and CFO.  Mercer did not provide the ONC Committee with, and the ONC Committee was not aware of, the identities of the companies that participated in the survey.  The ONC Committee recognizes that the Company attracts employees from a broad range of companies and its comparison data reflects that fact.  The ONC Committee does not use the survey data in a formulaic manner.  If the compensation of the NEO is greater or less than the median in the survey for the same job, the ONC Committee will take the survey information into account when setting base salary, cash incentive targets and long-term incentive target value but will also exercise its discretion taking into account the individual’s performance, tenure, experience and changes in job responsibilities when it makes decisions regarding compensation.

Description of Executive Compensation Program

The ONC Committee sets the compensation philosophy at Modine.  In determining the philosophy, the ONC Committee seeks to help the Company achieve its short- and long-term financial goals and encourage its executive officers to act as owners of the Company.  In addition, the ONC Committee focuses on attracting and retaining employees who are qualified, motivated and committed to excellence.  The ONC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.  Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  The annual cash incentive is intended to reward the achievement of annual operating goals that are critical to the Company’s short-term business objectives.  The equity portion of the compensation package provides incentives that are intended to align the executives’ returns with those of shareholders, encourages long-term retention and rewards the executive for the Company’s superior long-term performance.

The ONC Committee’s actions are guided by the following beliefs:

•	Compensation is a primary factor in attracting and retaining employees and Modine’s goals can only be achieved if it attracts and retains qualified and highly skilled people;

•
All elements of executive compensation, including base salary, targeted annual incentives (cash-based), and targeted long-term incentives (stock-based), are set to levels that the ONC Committee believes ensure that executives are fairly, but not excessively, compensated;

•	Strong financial and operational performance is expected and shareholder value must be preserved and enhanced over time;

•
Compensation must be linked to the interests of shareholders and the most effective means of ensuring this linkage is by granting equity incentives such as stock awards, stock options and performance stock awards;

•
Operating units of the Company are interdependent and the Company, as a whole, benefits from cooperation and close collaboration among individual units so it is important in the Company’s incentive plans to reward overall corporate results and focus on priorities that impact the total Company; and

•
The executive compensation program should reflect the economic condition of the Company, as well as Company performance relative to peers so in a year in which the Company underperforms, the compensation of the executive officers should be lower than in years when the Company is achieving or exceeding its objectives.

As reflected in this Compensation Discussion and Analysis, the ONC Committee believes the compensation program is aligned with these principles.

Treatment of the CEO

The CEO participates in the same programs and receives compensation based generally on the same factors as the other NEOs.  However, the level of the CEO’s compensation is even more heavily dependent upon the Company’s performance than the other NEOs.  Mr. Burke’s overall compensation reflects a greater degree of policy- and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company.  Given his key role in policy- and decision-making, the ONC Committee believes that the CEO’s compensation should be weighted more heavily toward equity awards so his compensation more directly correlates with the Company’s performance.

Elements of Executive Compensation for Fiscal 2012

The following is a summary of the elements of the Company’s executive pay program:

Pay Element	Competitive Positioning	Program Objectives	Time Horizon	Performance Measures for Fiscal 2012
Base Salary	Compares to 50th percentile, but use of judgment to determine actual pay	Key personnel attraction and retention	Annual	Individual performance Length of time in the position and overall experience Consistency of performance Changes in job responsibility
Management Incentive Plan		Motivate and reward for achieving objectives	Annual	Return on Average Capital Employed (50%) Economic Profit (50%)
Long-Term Incentive Plan (% of total Long-Term Incentive Plan Value) • Performance Stock Awards (60%)		Align executive’s returns with those of shareholders Encourage long-term retention Reward for superior long-term performance	3 year performance period with payout upon certification of results	Return on Average Capital Employed (50%) Change in Economic Profit (50%)
• Retention Restricted Stock Awards (20%)		Reward employees for their continued commitment to the Company	4 year ratable vesting	Retention
• Stock Options (20%)		Focus executives on driving long-term performance	3 year ratable vesting (25% vest immediately, 25% vest on each anniversary for the three years following grant); 10-year term	Stock price appreciation

Base Salary

Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  Individual performance, based upon achievement of the employee’s performance management plan, is a key component in determining base salary and any adjustments to base salary, and is a subjective determination made by the ONC Committee and, for the NEOs other than the CEO, the CEO.  The determination of base salary affects every other element of executive compensation because all of the other components of executive compensation, including short-term, performance-based awards, long-term incentive compensation payouts, retirement benefits and severance, are determined based on the amount of the individual’s base salary.  The ONC Committee annually reviews base salaries of the NEOs to ensure that, on the basis of responsibility, performance and job scope, the compensation levels are in keeping with the ONC Committee’s principles.

Based upon a subjective evaluation of their individual performances, the ONC Committee determined to increase the base salaries of each of the NEOs in fiscal 2012. In light of the fact that his base salary had been well below the peer group median since his appointment to his current position in 2010, and based on the increased skills and experience he accumulated during that time, the ONC Committee determined to more significantly increase Mr. Lucareli's base salary.  Mr. Marry's base salary increase related in large part to his promotion to Executive Vice President and Chief Operating Officer in January 2012. Mr. Marry's current base salary is below the peer group median for his position, and in keeping with the Company's compensation policy and practices, the ONC Committee expects to more closely align it with the median over time.

CEO Base Salary

The Nominating Committee, working with the ONC Committee, subjectively evaluates the individual performance of the Company’s CEO by evaluating Mr. Burke’s achievement of his performance management plan goals.  The ONC Committee recommends the CEO’s base salary to the Board of Directors based upon this evaluation.

Retention Plan

In the face of the departure of two key members of the Company’s management in the fourth quarter of fiscal 2009, the ONC Committee instituted an Executive Council Retention Plan to attempt to ensure the stability of the Company’s senior management team through the global recession.  Under the retention plan, all members of the Executive Council, other than Mr. Burke who declined to participate in the retention plan, were to be paid a bonus in an amount equal to one year’s salary (as of April 1, 2009) in three equal installments.  The first installment was paid in fiscal 2010; the second installment was paid in fiscal 2011 and the third, and final, payment under the retention plan was made in fiscal 2012.  The Company paid retention payments to the NEOs in the following amounts in fiscal 2012: Mr. Lucareli - $63,333; Mr. Marry - $96,667; Mr. Bowser - $83,333; and Ms. Kelsey - $83,333.

Short-Term, Performance-Based Cash Award

The Management Incentive Plan (the “MIP”) is Modine’s broadly applicable short-term, performance cash award plan designed to motivate and reward the Company’s leaders.  All NEOs participate in the MIP.  The ONC Committee’s objectives for the MIP are to encourage continuous (short-term) operational improvements with metrics that also drive total shareholder return.  The ONC Committee believes the MIP metrics should be challenging but achievable and well defined so they are understood by the MIP participants and, accordingly, actively drive results.

The ONC Committee approved the use of ROACE and Economic Profit (which is reflected as improvement in Economic Profit) as the metrics for the fiscal 2012 MIP.  Each metric is independent of the other metric and the two are weighted equally.  For purposes of the MIP, ROACE equals Net Operating Profit After Taxes (“NOPAT”) divided by average capital employed.  Similarly, Economic Profit means ROACE minus 10.5 percent (the Company’s weighted average cost of capital (“WACC”)) multiplied by the average capital employed.  A description of the NOPAT and average capital employed calculations under the MIP is provided below.  The ONC Committee has negative discretion to reduce the amounts otherwise payable under the MIP.

The ONC Committee used ROACE and Economic Profit because of their link to shareholder value and to strike a balance between profitability and growth, recognizing that return is inherent in both measures so it is weighted more heavily than growth.  Management has been actively managing the business to these metrics over the last few years, particularly the last year, so the use of these metrics provides a strong line of sight for those in a position to affect the Company’s results.  The ONC Committee, in the use of these metrics, was looking ahead to growth through the profitable deployment of additional capital and the creation of shareholder value while avoiding undue risk through the inclusion of the Economic Profit metric.

The specific levels for the MIP metrics for fiscal 2012 are as follows:

	Threshold	Target	Maximum
ROACE	8.8%	9.8%	11.6%
Improvement in Economic Profit	$8,372,000	$13,769,000	$23,058,000

Assuming achievement of the Target level for each metric, the NEOs would have received the following percentages of base salary: Mr. Burke – 100 percent; Mr. Lucareli – 50 percent; Mr. Marry – 60 percent; Mr. Bowser – 50 percent and Ms. Kelsey – 50 percent.  If the Threshold level had been achieved for each metric, each of the NEOs would have received one-half of the Target amount.  If the Maximum level had been achieved for each metric, each of the NEOs would have received two times the Target amount.  The Company pays amounts between the Threshold and Maximum levels on a linear basis for achievement above Threshold and below Maximum.

For purposes of the MIP metrics, the Company’s ROACE for fiscal year 2012 was 9.36 percent.  The Company’s improvement in Economic Profit from fiscal 2011 to fiscal 2012 was $12 million.  As a result, the Committee approved a payment for MIP participants at the following levels:  77.8 percent of Target for the ROACE metric; and 79.2 percent of Target for the improvement in Economic Profit metric.

As mentioned in the discussion above regarding the calculations of ROACE and Economic Profit under the MIP, NOPAT equals earnings/losses from continuing operations before income taxes plus interest expense, adjusted to exclude (a) exchange gains (losses) on intercompany loans and (b) other specifically identified and approved unusual, non-recurring or extraordinary non-cash charges and cash restructuring and repositioning charges multiplied by .7 (given the assumption of a 30 percent income tax rate) and further adjusted to exclude earnings (losses) attributable to minority shareholders.  Average capital employed equals total debt plus shareholders’ equity measured on each of the following quarter ends: March 31, 2011; June 30, 2011; September 30, 2011; December 31, 2011 and March 31, 2012; divided by five.

Equity Incentives – Long-Term Incentive Compensation

The long-term incentive element of the Company’s executive compensation program is used to attract, retain and motivate key employees who directly impact the performance of the Company over a timeframe greater than a year.  Long-term compensation is stock-based so that Modine’s stock price directly affects the amount of compensation the executive receives.  The equity portion of the compensation package provides an incentive that rewards superior long-term performance and provides financial consequences for underperformance.

Grants under the Long-Term Incentive Plan for Plan Commencing in Fiscal 2012

As the ONC Committee did in fiscal 2011, it set equity grants as a percentage of base salary and included the use of performance stock awards as part of the Company’s long-term incentive compensation plan.  For fiscal 2012, the Company’s long-term incentive plan included:

Performance Stock Awards (60 percent of long-term incentive dollars at Target).  Awards of performance stock are earned by achieving corporate financial goals over a three-year period (ending March 31, 2014) and become vested after the end of that three-year period.  Payout levels vary based upon the achievement of Threshold, Target or Maximum goals.  Once earned, the performance stock awards are not subject to any restriction.  Determinations of the achievement of performance goals for the performance stock awards are not made until the Company’s audited financial statements covering the last year in the performance period are completed and the results for the fiscal year are announced publicly.

Stock Options (20 percent of long-term incentive dollars at Target).  The ONC Committee believes that stock options focus executives on driving long-term performance.  Stock options have an exercise price equal to the fair market value of the common stock on the effective date of the grant so recipients recognize a value only if and to the extent that the value of the common stock increases.  The stock options vest in four equal annual installments commencing on the effective date of the grant.  The stock options expire ten years from the date of grant.

Retention Restricted Stock Awards (20 percent of long-term incentive dollars at Target).  Retention stock awards reward employees for their continued commitment to the Company.  The Company grants the employees shares of restricted stock and the restrictions lapse on one-quarter of the shares each year over a period of four years.  In addition, the Company granted Mr. Marry a one-time retention restricted stock award in recognition of his promotion to Executive Vice President and Chief Operating Officer effective in January 2012.  The restrictions lapse on one-half of these shares in each of the fourth and fifth years after the date of grant.

In fiscal 2012, the ONC Committee established two metrics for the award of performance stock awards – ROACE and Change in Economic Profit over the three-year performance period.  Each metric is independent of the other metric and the two are weighted equally.  For purposes of the LTIP, ROACE means NOPAT divided by Capital Employed.  The calculation of ROACE is based upon a three-year average ROACE for fiscal 2012 – fiscal 2014 with annual ROACE averaged over five points (i.e., each fiscal year quarter and fiscal year end).  Similarly, Economic Profit means ROACE minus a fixed 10.5 percent weighted average cost of capital, multiplied by Capital Employed.  A description of the NOPAT and Capital Employed calculations under the LTIP is provided below.

The specific performance goals for the LTIP metrics for performance stock awards granted in fiscal 2012 are as follows:

	Threshold	Target	Maximum
Three- Year Average ROACE	10.5%	12.5%	≥15,5%
Change in Economic Profit	$24,000,000	$40,000,000	≥$57,000,000

If actual ROACE or Change in Economic Profit for the Performance Period is between Threshold and Target and/or between Target and Maximum, the number of shares of common stock earned will be determined on a linear basis.  In the event that the Company’s actual ROACE or Change in Economic Profit does not meet the Threshold for the Performance Period, no common stock will be earned under this Performance Stock Award.  In the event that the Company’s actual ROACE or Change in Economic Profit exceeds the Maximum for the Performance Period, only the Maximum percentage of the Target number of shares of common stock will be earned.  Notwithstanding the foregoing, the ONC Committee retains the discretion to decrease the number of shares of common stock earned under the LTIP.

The Company measures its profitability using ROACE (a measure indicative of the efficiency and profitability of its capital investments), so the ONC Committee used the ROACE metric to incentivize management to continue to improve the Company’s profitability.  Similarly, because Change in Economic Profit is a key measure of value created for the Company's shareholders (indicative of both profitability and growth), the ONC Committee used the Change in Economic Profit metric to incentivize management to create additional shareholder value through the continued growth and profitability of the Company.  The ONC Committee set the Threshold level at what it believed to be an acceptable return and set the Maximum level at what it believed to be exceptional performance.  Achievement and payout for each measure are calculated and paid out independently of the other measure.  Generally, a new performance period begins each year so multiple performance periods, with separate goals, operate simultaneously.

As mentioned in the discussion above regarding the calculations of ROACE and Change in Economic Profit under the LTIP, NOPAT means the Company’s earnings (or losses) from continuing operations before income taxes plus interest expense, as reported on the Company’s audited financial statements, adjusted to exclude: (a) exchange gains (or losses) on intercompany loans and (b) other specifically identified and approved unusual, non-recurring or extraordinary non-cash charges, as determined in the discretion of the Committee, and cash restructuring and repositioning charges in excess of $4,000,000 multiplied by 0.7 to account for an assumed 30 percent income tax rate, and further adjusted to exclude earnings (or losses) attributable to minority shareholders.  Capital Employed means the Company’s total debt plus shareholders’ equity, as reported on the Company’s audited financial statements.  The NOPAT and Capital Employed calculations will exclude the cumulative effect of changes in generally accepted accounting principles.

Long-Term Incentive Compensation

As mentioned above, the ONC Committee sets the equity grants for each NEO under the long-term incentive plan as a percentage of base salary.  Assuming achievement of the Target level for each metric under the performance stock awards, the NEOs would have received the following percentages of base salary in equity grants under the long-term incentive plan approved in fiscal 2012: Mr. Burke – 100 percent; Mr. Lucareli – 45 percent; Mr. Marry – 60 percent; Mr. Bowser – 45 percent and Ms. Kelsey – 45 percent.  The table below sets forth the number of shares subject to stock options and the number of shares of stock issued to each NEO in fiscal 2012 as well as the number of performance stock awards that would be earned upon achievement of the long-term incentive plan metrics on March 31, 2014:

		Shares of	Performance Stock Awards (#)
	Shares Subject to	Restricted
	Stock Options(#)	Stock (#)	Threshold	Target	Maximum

Mr. Burke	27,622	19,344	29,015	58,031	116,062

Mr. Lucareli	4,820	3,376	5,064	10,127	20,255

Mr. Marry	7,805	55,466	8,198	16,397	32,793

Mr. Bowser	4,907	3,436	5,154	10,308	20,616

Ms. Kelsey	4,820	3,376	5,064	10,127	20,255

Changes in Executive Compensation in Fiscal 2013

For the fiscal 2013 MIP, the ONC Committee approved one metric, ROACE, as the performance measure under the plan.  The ONC Committee also approved the Company’s long-term incentive plan for fiscal 2013 to include: retention restricted stock awards (40 percent of long-term incentive dollars at Target); stock options (20 percent of long-term incentive dollars at Target); and performance stock awards (40 percent of long-term incentive dollars at Target).  The vesting schedule for retention restricted stock awards and stock options is the same as fiscal 2012.  Performance stock awards have a three-year performance period, which is the same as fiscal 2012, and the ONC Committee approved three performance metrics - ROACE, cumulative revenue and European ROACE.  The addition of European ROACE as a metric was intended to highlight the strategic importance of the Company’s European restructuring efforts in the coming years.  Each metric is independent of the others and ROACE is weighted at 50 percent, while cumulative revenue and European ROACE are weighted at 25 percent each.

In May 2012, the ONC Committee approved an incentive compensation recoupment policy (the “Clawback Policy”).  The Clawback Policy applies to all Incentive Plan participants, including the NEOs, and requires forfeiture or repayment of awards granted under the Incentive Plan (i.e., the MIP or any long-term equity awards) if the ONC Committee determines that a participant committed an act of misconduct that is adverse, or reasonably expected to be adverse, to the best interests of the Company or its shareholders.  The Clawback Policy is applicable beginning for awards granted in fiscal 2013.

Employment and Post-Employment Benefits

General Benefit

The NEOs receive the same basic employee benefits that are offered by the Company to all salaried employees within the region where the individual resides.  These benefits include medical and dental coverage, disability insurance and life insurance.  The cost of these benefits is partially borne by the employee, including each NEO.

Perquisites

The Company does not generally provide perquisites to any of the NEOs.

Retirement Benefits for U.S. Employees

The Company offers retirement benefits to its employees through tax-qualified plans, including an employee and employer funded Modine 401(k) Retirement Plan for U.S. Salaried Employees (the “401(k) Retirement Plan”).  Under the 401(k) Retirement Plan, the Company contributes 50 percent of the amount contributed to the plan by the employee, subject to a maximum Company contribution of 2.5 percent of the employee’s pay, up to the maximum allowed by law.  While the benefit is available to all of the Company’s full-time employees in the U.S., each individual participant’s 401(k) Retirement Plan balance may vary due to a combination of differing annual amounts contributed by the employee, the investment choices of the participant (the same investment choices are available to all participants in the plan) and the number of years the person has participated in the plan.

The Company has historically also made a contribution early in the calendar year to the 401(k) Retirement Plan equal to a certain percentage of base salary and bonus for each full-time U.S. salaried employee, including the NEOs.  This contribution was initiated after the Company froze the accumulation of credited service in its defined benefit pension plan.  In April 2012, the Company contributed an amount equal to four percent of calendar 2011 salary for each full-time, U.S. salaried employee.  The percentage contributed was determined based upon the assessment of business performance balanced against the need to offer competitive benefits.

The Company’s defined benefit pension plan, which is frozen, is more fully described in the Pension Benefits Table for Fiscal 2012 below.  Messrs. Lucareli, Marry and Bowser and Ms. Kelsey participate in the Company’s defined benefit pension plan.  Mr. Burke joined the Company after the defined benefit pension plan was closed to new participants.

In addition to the employee benefits applicable to U.S. employees in general, certain highly compensated employees of Modine, including the NEOs may participate in the following plans:

Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified plan that allows a highly compensated employee to defer up to 10 percent of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company.  The sums deferred do not earn a preferential rate of return and the investment alternatives are generally the same as the 401(k) Retirement Plan.  Payments out of the Deferred Compensation Plan are not made until termination of service or retirement.  As part of the Company’s objective of restoring in this plan amounts that exceeded the allowable Company match and Company contributions to the 401(k) Retirement Plan because of statutory limits, the Company contributes an amount equal to the amount of the employer match and employer contribution that was not allowed to be contributed to the 401(k) Retirement Plan for such individuals due to statutory limits.

Executive Supplemental Retirement Plan (“SERP”).  The SERP is a nonqualified pension plan.  The SERP, like the defined benefit pension plan, is frozen and intended to be an extension of the Company’s qualified pension plan.  Under the SERP, salary and bonus that are in excess of statutory limits are taken into account in determining nonqualified benefits payable to an employee.

Severance Policy

During fiscal 2012, the ONC Committee approved a severance policy for members of the Executive Council to ensure consistent treatment of individuals in such position in the event of an involuntary termination of employment without cause.  The policy provides that such individuals would be paid their annual base salary at the time of termination in installment payments over the course of the year following termination and would be eligible to elect Company paid COBRA continuation coverage for one year following termination.  In order to receive these benefits, participants are required to release the Company from any and all liability.  All NEOs other than Mr. Burke are covered under the severance policy.  While the policy also provides for separate benefits upon an involuntary termination at the time of a change in control, none of the NEOs are currently covered under the change in control provisions under the severance policy.

Share Ownership Guidelines - Officers

Effective January 16, 2008, the board adopted share ownership guidelines for directors and officers of the Company, including the NEOs.  The ONC Committee amended the guidelines in May 2010 because the relatively low stock price at that time had made compliance with the guidelines significantly more difficult than was intended by the board.  The board continues to believe that directors and officers should have a meaningful personal investment in the Company.  Only shares of stock, either restricted or unrestricted, count toward compliance with the guidelines.

The guidelines continue to provide that by the fifth anniversary of appointment to the position, or 2013, whichever occurs later, the President and CEO is expected to hold shares of Company stock with a value of at least four times his annual base salary at the commencement of the five-year period.  As amended, the guidelines now do not distinguish between NEOs and other officers and provide that all officers, other than the President and CEO, are expected to hold shares of Company stock with a value of at least two times their annual base salary at the commencement of the five-year period by the end of that period.  The stock value is determined by using the higher of the stock price at the time of measurement or the average stock price over the previous three years.  The chair of the Nominating Committee evaluates whether an exception should be made for any officer, who, due to his or her unique financial circumstances or other extenuating circumstances, would incur a hardship by complying with the applicable guideline and, in such an event, may make an exception to the guidelines for such individual. Additionally, the guidelines may be temporarily waived for an officer who has an unusual personal circumstance or is approaching retirement and has a need to diversify his/her stock holdings.

Employment Agreements

The Company has an employment agreement with Mr. Burke.  The Company also has change in control agreements with all of the other NEOs and certain other key employees.  The purpose of these agreements is to ensure continuity and, in the case of a change in control, the continued dedication of key employees during any period of uncertainty due to a proposed or pending change in control of the Company.  See Potential Post-Employment Payments below for additional information about these agreements.

Tax Implications for NEOs

The ONC Committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code of 1986, as amended (the “Code”).  For example, Section 409A of the Code imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section.  The ONC Committee has generally structured the elements of Modine’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A.  Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs.  Section 280G and related provisions of the Code impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change in control and results in the loss of the compensation deductions for such payments by the executive’s employer.  When the Company entered into the agreements described in the paragraph immediately above (all of which were entered into prior to 2009), the ONC Committee structured the change in control payment under the employment and change in control agreements with the NEOs to include a gross up for excise taxes imposed under Section 280G in order to preserve the after-tax value of those payments for those executives.  The severance policy approved by the ONC Committee in fiscal 2012, which is applicable to those joining the Company’s senior management on or after adoption of the policy, does not provide excise tax gross ups in the event of a change in control.

Compliance with IRC Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company’s CEO and the other NEOs who are covered by Section 162(m).  Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The ONC Committee believes that it is generally in the Company’s best interest to attempt to structure compensation amounts and plans in a manner that satisfies the requirements of Section 162(m).  However, the ONC Committee also recognizes the need to retain flexibility to approve compensation amounts and plans that may not meet Section 162(m) standards in order to enable the Company to meet its overall objectives.  Accordingly, the board and the ONC Committee have expressly reserved the authority to award non-deductible compensation in appropriate circumstances.  Further, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

COMPENSATION COMMITTEE REPORT

The ONC Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management; and, based on that review and discussion, the ONC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2012.

THE OFFICER NOMINATION AND COMPENSATION COMMITTEE

Marsha C. Williams, Chair
Suresh V. Garimella
Dennis J. Kuester
Larry O. Moore
Christopher W. Patterson
Michael T. Yonker

2012 Summary Compensation Table

The following table sets forth compensation awarded to, earned by, or paid to the Company’s Principal Executive Officer, Principal Financial Officer, the three most highly compensated executive officers, other than the Principal Executive Officer and Principal Financial Officer, serving as executive officers as of March 31, 2012 for services rendered to the Company and its subsidiaries during the fiscal years ended March 31, 2012, 2011 and 2010.  In accordance with SEC rules, information is provided for Mr. Lucareli for fiscal 2012 and 2011 only.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
Thomas A.	2012	740,000	-	1,155,200	288,650	577,368	NA	104,715	2,865,933
Burke
President and	2011	697,350	-	1,372,683	832,142	1,396,875	NA	70,404	4,369,454
CEO
	2010	627,750	-	175,941	469,176	627,750	NA	25,893	1,926,510

Michael B.	2012	322,000	63,333	201,600	50,369	122,264	27,894	27,200	814,660
Lucareli
VP, Finance	2011	239,777	63,333	111,816	23,112	194,000	7,901	18,507	658,446
and CFO (7)

Thomas F. Marry	2012	350,000	96,667	874,900	81,562	164,850	50,476	34,670	1,653,125
Executive VP	2011	297,385	96,667	284,444	58,795	297,500	19,038	26,300	1,080,129
and COO (8)	2010	290,000	96,667	34,544	92,117	145,000	54,035	148,522	860,885

Scott L. Bowser -	2012	293,400	83,333	205,200	51,278	114,335	34,416	29,971	811,933
Regional VP-	2011	275,846	83,333	220,689	45,617	276,250	11,151	23,091	935,977
Americas	2010	250,000	83,333	24,524	65,397	125,000	35,832	108,578	692,664

Margaret C.	2012	288,300	83,333	201,600	50,396	112,343	26,415	27,417	789,804
Kelsey
Vice President –	2011	272,154	83,333	220,689	45,617	218,000	8,395	21,966	870,154
Corporate
Development, General Counsel & Secretary	2010	250,000	83,333	26,277	70,067	100,000	27,455	16,047	573,179

(1)	The salary amounts include amounts deferred at the NEO’s option through contributions to the Modine 401(k) Retirement Plan and the Modine Deferred Compensation Plan.

(2)
The amounts in the “Bonus” column consist of payments of the retention bonus described in the Compensation Discussion and Analysis section above.  Payments under the MIP are set forth in the “Non-Equity Incentive Plan Compensation” column of this table.

(3)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for retention restricted stock awards and performance stock awards (for fiscal 2012 and 2011).  For fiscal 2012, the maximum grant date fair value for the performance stock awards is as follows for the NEOs – Mr. Burke $1,732,800; Mr. Lucareli $302,400; Mr. Marry $489,600; Mr. Bowser $307,800; and Ms. Kelsey $302,400.  See Grants of Plan-Based Awards for Fiscal 2012, Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation and the Outstanding Equity Awards at Fiscal Year End table for further discussion regarding the retention restricted stock awards and the performance stock awards.  The assumptions used to determine the value of the awards are discussed in Note 23 of the Notes to the Consolidated Financial Statements of the Company contained in the Company’s Form 10-K for the fiscal year ended March 31, 2012.

(4)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for grants of stock options.  The assumptions used to determine the value of the options are discussed in Note 23 of the Notes to the Consolidated Financial Statements of the Company contained in the Company’s Form 10-K for the fiscal year ended March 31, 2012.  The actual value, if any, that an optionee will realize upon the exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised, which cannot be determined until the option is exercised.

(5)
Represents the change in pension value between the end of fiscal 2011 and the end of fiscal 2012 for the NEOs who participate in The Modine Manufacturing Company Pension Plan and the Executive Supplemental Retirement Plan.  For purposes of calculating the change in benefit values from year to year, the discount rates used to determine the present value of the benefit were 4.86 percent as of March 31, 2012 and 5.83 percent as of March 31, 2011.

(6)	The amounts set forth in this column for fiscal 2012 include:

●
Company matching contributions to participant accounts in the 401(k) Retirement Plan (“401(k) Company Match”) equal to 50 percent of the amount contributed to the plan by the employee, subject to a maximum contribution of the lesser of 2.5 percent of pay or $16,500;

●	Company contributions to 401(k) Retirement Plan (“Company Contribution to 401(k) Retirement Plan”) equal to 4 percent of salary up to a maximum salary of $245,000;

●
Company contributions to the Deferred Compensation Plan equal to (a) the amount of the Company match on salary that could not be contributed to the 401(k) Retirement Plan and (b) the amount of the Company contribution that could not be contributed to 401(k) Retirement Plan because of statutory limits (“Company Excess Match/Contribution Overflow to Deferred Compensation Plan”);

●	Company payment of long-term disability insurance premiums (“Long-Term Disability Insurance Premiums”); and

●	Company payment of life insurance premiums (“Life Insurance Premiums”).

Name	401(k) Company Match ($)	Company Contribution to 401(k) Retirement Plan ($)	Company Excess Match / Contribution Overflow to Deferred Compensation Plan ($)	Long-Term Disability Insurance Premiums ($)	Life Insurance Premiums ($)	Total ($)
Thomas A. Burke	6,125	9,800	87,470	750	570	104,715

Michael B. Lucareli	6,125	9,800	10,006	737	532	27,200

Thomas F. Marry	6,125	9,800	17,435	750	560	34,670

Scott L. Bowser	6,125	9,800	12,819	728	499	29,971

Margaret C. Kelsey	6,125	9,800	10,287	715	490	27,417

(7)	Mr. Lucareli was appointed the Principal Financial Officer effective as of July 12, 2010.

(8)
Mr. Marry’s annual base salary was increased to $400,000 in connection with his promotion to Executive Vice President and Chief Operating Officer effective as of January 26, 2012.  Prior to this increase, Mr. Marry’s annual base salary during fiscal 2012 was $340,000.

Grants of Plan-Based Awards for Fiscal 2012

In fiscal 2012, the Company granted stock options, retention restricted stock, performance stock and cash awards as Plan-Based Awards.

Stock options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  Stock options granted in fiscal 2012 vest in four annual installments commencing on the date of grant.  The stock options expire ten years from the date of grant.  Retention restricted stock granted in fiscal 2012 vests in four annual installments commencing one year after the date of grant.  Further details regarding the performance stock and cash awards (MIP awards) are described in the Compensation Discussion and Analysis section above.

The following table sets forth information about grants of any award made in the fiscal year ended March 31, 2012 to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Thomas A.	NA	370,000	740,000	1,480,000							NA
Burke	7/21/11				29,015	58,031	116,062				866,400
	7/21/11							19,344			288,800
	7/21/11								27,622	14.93	288,650

Michael B.	NA	80,500	161,000	322,000							NA
Lucareli	7/21/11				5,064	10,127	20,255				151,200
	7/21/11							3,376			50,400
	7/21/11								4,820	14.93	50,369

Thomas F.	NA	105,000	210,000	420,000					7,805	14.93	NA
Marry	7/21/11				8,198	16,397	32,793				244,800
	7/21/11							5,466			81,600
	7/21/11										81,562
	1/26/12							50,000			548,500

Scott L.	NA	73,350	146,700	293,400							NA
Bowser	7/21/11				5,154	10,308	20,616				153,900
	7/21/11							3,436			51,300
	7/21/11								4,907	14.93	51,278

Margaret C.	NA	72,075	144,150	288,300							NA
Kelsey	7/21/11				5,064	10,127	20,255				151,200
	7/21/11							3,376	4,820		50,400
	7/21/11									14.93	50,369

(1)	The cash incentive awards were made under the MIP pursuant to the Company’s authority to grant cash bonus awards under the Incentive Plan.

(2)	Stock options, retention restricted stock and performance stock awards are made under the Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or other Rights that Have Not Vested ($)(3)

Thomas A.	25,609		30.40	5/31/2015	57,242	505,447	32,450	286,534
Burke	9,298		32.61	1/17/2016
	12,471		27.22	1/16/2017
	31,848		13.33	2/11/2018
	55,454	35,118	5.01	6/09/2019
	19,794	19,792	9.26	6/11/2020
	112,016		7.43	7/1/2020
	6,906	20,716	14.93	7/21/2021

Michael B.	1,373		32.61	1/17/2016	6,818	60,203	2,955	26,093
Lucareli	1,707		27.22	1/16/2017
	3,715		13.33	2/11/2018
	0	3,188	5.01	6/09/2019
	1,796	1,798	9.26	6/11/2020
	1,205	3,615	14.93	7/21/2021

Thomas F.	4,302		18.09	1/06/2013	63,613	561,703	7,516	66,366
Marry	8,194		28.48	1/20/2014
	7,119		30.82	1/18/2015
	2,560		32.61	1/17/2016
	3,471		27.22	1/16/2017
	7,992		13.33	2/11/2018
	20,685	6,895	5.01	6/09/2019
	4,572	4,572	9.26	6/11/2020
	1,952	5,853	14.93	7/21/2021

Scott L.	2,151		18.09	1/06/2013	9,530	84,150	5,832	51,497
Bowser	2,151		28.48	1/20/2014
	1,864		30.82	1/18/2015
	1,820		32.61	1/17/2016
	1,718		27.22	1/16/2017
	3,812		13.33	2/11/2018
	14,685	4,895	5.01	6/09/2019
	3,548	3,546	9.26	6/11/2020
	1,227	3,680	14.93	7/21/2021

Margaret C.	3,442		18.09	1/06/2013	9,644	85,157	5,832	51,497
Kelsey	4,916		28.48	1/20/2014
	4,261		30.82	1/18/2015
	1,455		32.61	1/17/2016
	2,191		27.22	1/16/2017
	5,793		13.33	2/11/2018
	15,734	5,244	5.01	6/09/2019
	3,548	3,546	9.26	6/11/2020
	1,205	3,615	14.93	7/21/2021

(1)
For stock options granted prior to April 1, 2009, all options were exercisable immediately if the recipient had been employed by the Company for at least one year.  All stock option grants granted after April 1, 2009, vest in four equal annual installments commencing on the date of grant.

(2)
All of these shares are retention restricted stock awards.  All retention restricted stock vests in four equal annual installments commencing one year after the date of grant, except for the grant of retention restricted stock to Mr. Marry on January 26, 2012, which vests in two equal annual installments on the fourth and fifth anniversaries of the date of grant.  The market value of the awards was determined by multiplying the number of unvested shares by $8.83, the closing price of the Company’s common stock on the NYSE on March 30, 2012.  See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of retention restricted stock awards.

The restricted shares vest as follows:

	Shares Vesting for Thomas Burke (#)	Shares Vesting for Michael Lucareli (#)	Shares Vesting for Thomas Marry (#)	Shares Vesting for Scott Bowser (#)	Shares Vesting for Margaret Kelsey (#)
June 9, 2012	8,779	797	1,723	1,223	1,311
June 11, 2012	6,779	615	1,565	1,215	1,215
July 21, 2012	4,836	844	1,366	859	844
June 9, 2013	8,781	798	1,726	1,226	1,312
June 11, 2013	6,779	615	1,565	1,215	1,215
July 21, 2013	4,836	844	1,366	859	844
June 11, 2014	6,780	617	1,568	1,215	1,215
July 21, 2014	4,836	844	1,366	859	844
July 21, 2015	4,836	844	1,368	859	844
January 26, 2016	0	0	25,000	0	0
January 26, 2017	0	0	25,000	0	0

(3)
The performance stock awards are reflected at the threshold level for the fiscal 2011 award and below the threshold level for the fiscal 2012 award.  See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of performance stock awards.  The market value of the awards was determined by multiplying the number of unvested shares by $8.83, the closing price of the Company’s common stock on the NYSE on March 30, 2012.

Option Exercises and Stock Vested for Fiscal 2012

Each of the stock prices set forth below was the closing price of the Company’s common stock on the NYSE on the date the restrictions lapsed and the shares vested.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas A. Burke	49,900	236,526	8,779	131,685	(1)
			6,779	98,973 (2
			12,254	189,937	(3)
			2,663	26,790 (4

Michael B. Lucareli	9,567	46,591	797	11,955	(1)
			615	8,979	(2)
			927	14,369	(3)
			312	3,139	(4)

Thomas F. Marry	0	0	1,723	25,845	(1)
			1,565	22,849	(2)
			2,348	36,394	(3)
			669	6,730	(4)

Scott L. Bowser	0	0	1,223	18,345	(1)
			1,215	17,739	(2)
			804	12,462	(3)
			321	3,229	(4)

Margaret C. Kelsey	0	0	1,311	19,665	(1)
			1,215	17,739	(2)
			1,171	18,151	(3)
			485	4,879	(4)

(1)	Shares vested on June 9, 2011 at $15.00 per share.
(2)	Shares vested on June 11, 2011 at $14.60 per share.
(3)	Performance shares vested on July 6, 2011 at $15.50 per share.
(4)	Shares vested on February 11, 2012 at $10.06 per share, the closing price on February 10, 2012.

Pension Benefits Table for Fiscal 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas A. Burke	NA	NA	NA	NA

Michael B. Lucareli	Salaried Pension Plan	6.6	101,783	0
	SERP	NA	NA	NA
	Total		101,783	0

Thomas F. Marry	Salaried Pension Plan	7.9	191,305	0
	SERP	7.9	39,824	0
	Total		231,129	0

Scott L. Bowser	Salaried Pension Plan	8.3	142,491	0
	SERP	NA	NA	NA
	Total		142,491	0

Margaret C. Kelsey	Salaried Pension Plan	5.3	105,839	0
	SERP	5.3	1,760	0
	Total		107,599	0

The Company used the following assumptions to determine the present value of the accumulated benefit as set forth in the table above: discount rate of 4.86 percent; use of RP-2000 combined healthy mortality tables projected to 2015 using scale AA (post-retirement decrement only); service up to March 31, 2006 and compensation up to December 31, 2007 (service accumulation and compensation changes were frozen under the plans on March 31, 2006 and December 31, 2007, respectively); employees elect to begin payments as soon as they are eligible to receive unreduced benefits; 80 percent of employees elect lump sums from the qualified plan and 20 percent elect annuities; and all payments from the SERP are in the form of a lump sum with lump sums valued using a 3-tier yield curve of 1.56 percent for years 0-5, 4.27 percent for years 5-20 and 5.08 percent for years 20+ and the specified 417(e) mortality table.

Pension Benefits

The Company’s pension plan, The Modine Manufacturing Company Pension Plan (the “Salaried Pension Plan”), is frozen.  Participants in the Salaried Pension Plan no longer earn additional credited service (effective April 1, 2006) and changes in salary for a participant are not considered in determining pension benefits (effective December 31, 2007).  The Salaried Pension Plan was formerly a part of competitive compensation for manufacturing companies such as Modine.  The Salaried Pension Plan was frozen consistent with contemporary benefit practices.

The NEOs who were employed by the Company on or before December 31, 2003 participate on the same basis as other salaried employees in the non-contributory Salaried Pension Plan.  Mr. Burke does not participate in the Salaried Pension Plan because he joined the Company after December 31, 2003.

Retirement benefits are based on an employee’s earnings for the five highest consecutive calendar years of the last ten calendar years preceding retirement (provided that salary after the plan was frozen is not considered) and on years of service (provided that service after the plan was frozen is not considered).  Applicable earnings include salary, bonus, and any amount deferred under the 401(k) Retirement Plan and the Deferred Compensation Plan.  A minimum of five years of service was required for the benefits to vest.  The principal benefit under the Salaried Pension Plan is a lifetime monthly benefit for the joint lives of a participant and his or her spouse based on the employee’s earnings and period of employment.  The pension benefit is not subject to offset against Social Security benefits.  Employees may retire with unreduced early retirement benefits at age 62 or may be eligible for disability, deferred or other early retirement benefits depending on their age and years of service.  In addition, an employee may elect to receive a lump-sum pension benefit if, upon retirement, the sum of the employee’s age plus years of eligible service with the Company equals at least 85.  Furthermore, if employed on and before March 31, 2001, an employee who reaches age 62 and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if he or she elects not to retire at that time.  Payment pursuant to the Salaried Pension Plan may be limited by regulation based upon the funded status of the plan.

Pension benefits under the Salaried Pension Plan are subject to possible limitations imposed by the Code.  To the extent that an individual employee’s retirement benefit exceeds these limits, the excess will be paid pursuant to the SERP from general operating funds of the Company.

Nonqualified Deferred Compensation Table for Fiscal 2012

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Thomas A. Burke	23,764	87,470	(4,941)	0	304,423

Michael B. Lucareli	0	10,006	44	0	98,010

Thomas F. Marry	34,908	17,435	12,488	0	697,129

Scott L. Bowser	0	12,819	110	0	12,929

Margaret C. Kelsey	0	10,287	1,271	0	121,619

(1)	Amounts include any deferrals of base salary and such amounts are included in the “Base Salary” column of the Summary Compensation Table.

(2)
Amounts are reported in the Summary Compensation Table.  Company profit sharing contributions that could not otherwise be made to the 401(k) Retirement Plan because of statutory limits are generally made to the Deferred Compensation Plan in April following the close of the fiscal year.

(3)
All executive contributions and contributions by the Company for fiscal 2012 have been reported in the Summary Compensation Table for the current year.  All executive contributions and contributions by the Company with respect to Mr. Burke for prior years in which Mr. Burke was an NEO have been reported in the Summary Compensation Table in prior years.  In total, $181,231 in contributions has been reported for Mr. Burke as an NEO in the Summary Compensation Table in prior years.  The remainder of the aggregate balances for Mr. Burke in the above column reflects earnings (and losses) on those contributions.  Mr. Lucareli became an NEO in fiscal 2011.  Neither Mr. Lucareli nor the Company contributed to the Deferred Compensation Plan on his behalf in fiscal 2011.  The aggregate balance for Mr. Lucareli in the above column reflects contributions prior to fiscal 2011 and earnings (and losses) on all contributions.  Ms. Kelsey and Mr. Marry became NEOs in fiscal 2009 and their contributions and contributions by the Company since fiscal 2009 were reported in the Summary Compensation Table in prior years. In total, $101,993 in contributions has been reported for Mr. Marry and $20,743 in contributions has been reported for Ms. Kelsey for 2009 through 2012.  The remainder of the aggregate balances for Ms. Kelsey and Mr. Marry in the above column reflects contributions prior to 2009 and earnings (and losses) on all contributions.  Mr. Bowser began participating in the plan during fiscal 2012.

Nonqualified Deferred Compensation

The Deferred Compensation Plan is a nonqualified plan.  All of the NEOs are eligible to participate in the Deferred Compensation Plan.  The Deferred Compensation Plan allows an employee to defer salary in an amount that exceeds the statutory limitations applicable to the 401(k) Retirement Plan.  For the 2011 calendar year, an employee could contribute no more than $16,500 to the 401(k) Retirement Plan.  The Deferred Compensation Plan allows a highly compensated employee to defer up to ten percent of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company.  The sums deferred do not earn a preferential rate of return.  Company contributions are also made to the Deferred Compensation Plan in an amount equal to the Company match and profit sharing contributions that would otherwise have been contributed to the 401(k) Retirement Plan but for the statutory limits.  All of the NEOs who participate in the Deferred Compensation Plan were fully vested in the Company contributions as of March 31, 2012.  Payments out of the Deferred Compensation Plan are not made until termination of service or retirement.

The investment alternatives available to the NEOs under the Deferred Compensation Plan are selected by Modine and are generally the same as the alternatives available under the 401(k) Retirement Plan, but may be changed from time to time.  The NEOs are permitted to change their investment elections at any time on a prospective basis.  The table below shows the funds available under the plan and their annual rate of return for the fiscal year ended March 31, 2012.

Name of Fund	Return for the 12 Months Ended March 31, 2012
T Rowe Price (“TRP”) Retirement 2005	4.82%
TRP Retirement 2010	4.69%
TRP Retirement 2015	4.58%
TRP Retirement 2020	4.35%
TRP Retirement 2025	4.09%
TRP Retirement 2030	3.89%
TRP Retirement 2035	3.60%
TRP Retirement 2040	3.62%
TRP Retirement 2045	3.68%
TRP Retirement 2050	3.74%
Vanguard Short-Term Bond Index	3.42%
Vanguard Inflation Protected Secs	12.02%
Vanguard Intermediate-Term Bond Index	11.03%
Vanguard Institutional Index	8.52%
Vanguard Mid-Cap Index	2.56%
Vanguard Small-Cap Index	0.85%
Vanguard Developed Markets Index	-5.35%
BMO Prime Money Market	0.16%
Pimco Total Return	5.98%
Dodge & Cox Stock	2.56%
Growth Fund of America, Inc.; Class R-5 Shares	3.85%
Goldman Sachs Mid Cap Value	-0.06%
Munder Mid-Cap Core Growth	4.66%
Wells Fargo Advantage Small Cap Value	-5.83%
DFA International Value	-11.58%
Fidelity Advisor Diversified International	-5.73%
MFS International New Discovery	1.52%
DFA Emerging Markets Value	-14.63%

Potential Post-Employment Payments

The Company has certain obligations to its NEOs upon a termination of employment as a result of agreements with such officers or other plans, arrangements or policies that benefit the officers.

Mr. Burke is the only NEO who has an employment agreement with the Company.  Pursuant to the employment agreement that was entered into in 2007 and amended in 2008, Mr. Burke agreed to serve as an executive officer of the Company and devote his full-time to the performance of his duties.  The employment agreement automatically and continuously extends daily, unless either party gives written notice of termination to the other party, in which case the term would be 36 months beginning on the date such notice was received.  The Company is permitted to terminate the executive’s employment agreement for “Good Cause” and the executive is permitted to terminate the employment agreement for “Good Reason,” as those terms are defined in the agreement and described below.  The Company will continue to perform its obligations under such agreement.  In the event of termination for Good Cause, the Company is not contractually obligated to pay benefits under the agreement to the executive.  In the event of the disability of Mr. Burke during the term of his employment agreement, he would receive base salary and bonus continuation at a level of 100 percent for the first 12 months and 60 percent for up to 24 months but in no event beyond the remainder of the term.  He may also receive disability benefits under the Company’s group long-term disability plan; provided, however, that such benefits would offset the amounts described above.

The following sets forth the amount of payments to each NEO in the event of a termination of employment as a result of voluntary termination, retirement (including early retirement), death, disability, termination for Good Cause, and involuntary termination (including termination without Good Cause or for Good Reason).

Voluntary Termination.  An NEO may terminate his/her employment with the Company at any time.  In general, upon the individual’s voluntary termination:

●	we would not pay severance;

●	the executive would forfeit all unvested stock options, retention restricted stock awards and performance stock awards;

●	all benefits and perquisites would cease; and

●
the NEO, if a participant in the Salaried Pension Plan, would be entitled to a distribution of his/her vested benefits under that plan, the SERP (see the Pension Benefits Table for Fiscal 2012 on page 33) and the Nonqualified Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table for Fiscal 2012 on page 34).

Retirement and Early Retirement.  None of our NEOs were eligible for retirement on March 31, 2012.  In general, upon the executive’s full or early retirement:

●	we would not pay severance;

●	for full retirement and for early retirement with the approval of the ONC Committee, all unvested stock options and retention restricted stock awards would vest;

●	all benefits and perquisites would cease; and

●	the NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Death.  In general, upon the death of an NEO:

●	the executive’s estate would receive his/her base salary through the month in which the executive dies and any unused vacation pay;

●	all unvested stock options and retention restricted stock awards granted in fiscal 2011 would vest;

●	all benefits and perquisites would cease; and

●
the NEO’s estate, if he or she was a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Disability.  If a total and permanent disability causes the termination of Mr. Burke’s employment, then:

●
he would receive base salary and bonus continuation at a level of 100 percent of the rate paid at the time of disability for the first twelve months and 60 percent for up to the next 24 months but in no event beyond the remainder of the term of his employment agreement.  He may also receive disability benefits under the Company’s group long-term disability plan; provided, however, that such benefits would offset the amounts described above;

●	all unvested stock options and retention restricted stock awards granted in fiscal 2011 would vest; and

●	all benefits and perquisites would cease.

If a total and permanent disability causes the termination of employment of an NEO, other than Mr. Burke, then for such NEO:

●	we would not pay severance;

●	all unvested stock options and retention restricted stock awards granted in fiscal 2011 would vest;

●	all benefits and perquisites would cease; and

●	the NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination for Good Cause.  The Company may terminate Mr. Burke’s employment for Good Cause under the terms of his employment agreement and, thereby, terminate any obligation to Mr. Burke under his employment agreement.  A termination for “Good Cause” generally means a termination for theft, dishonesty, fraud, violation of certain provisions of the employment agreement, or a serious violation of law.  The other NEOs without an employment agreement are not entitled to receive any severance payments or benefits upon termination for cause.  On the NEO’s termination date, generally, all unvested stock options, retention restricted stock awards and long-term incentive awards would be forfeited and all benefits and perquisites would cease.  The NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination without Good Cause or for Good Reason.  If the Company terminates the employment of Mr. Burke and the termination is not for Good Cause or if Mr. Burke terminates employment with the Company for Good Reason (“Good Reason” means at least one of the following events has occurred without the consent of executive: a material diminution in the executive’s base salary; a material decrease in the executive’s authority, duties or responsibilities or those of the supervisor to whom the executive reports; a material diminution in the budget over which the executive has authority; a material change in the geographic location at which the executive must perform services; or any other action or inaction that constitutes a material breach of the terms of the executive’s employment agreement), the Company is obligated to:

●
pay to Mr. Burke an amount equal to three times his “Average Annual Earnings” (“Average Annual Earnings” means the average base salary and actual cash incentive or bonus he earned in the five taxable years preceding the year of termination) over the remainder of the term of the employment agreement; and

●
continue, for a period of 36 months from the date of termination, to allow the executive to participate in certain employee health, welfare and retirement benefits, including plans designed to provide the executive with benefits that he would have received under qualified plans but for the statutory limitations on qualified benefits.  In the event that such plans preclude such participation, the Company would pay an equivalent amount in cash.

In no event would Mr. Burke receive the benefits described above if (i) he discloses confidential information of the Company in violation of the agreement and such disclosure results in a demonstrably material injury to the Company or (ii) he engages in Competition with the Company, as that term is defined in his employment agreement.

If the Company involuntarily terminates the employment of Mr. Lucareli, Mr. Marry, Mr. Bowser or Ms. Kelsey without cause, these NEOs would receive benefits under the severance policy for members of the Executive Council.  Under the severance policy, each of the NEOs would receive his or her annual base salary at the time of termination in installment payments over the course of the year following termination and would be eligible to elect Company paid COBRA continuation coverage for one year following termination.  The NEOs are required to release the Company from any and all liability in order to be eligible for benefits under the severance policy.

Potential Change in Control Payments and Benefits

(g) Generally, awards granted under the Incentive Plan accelerate vesting in the event of an involuntary termination of employment within one year following a Change in Control unless specified otherwise in the applicable award agreement.  A Change in Control, as generally defined in the Incentive Plan, will be deemed to take place on the occurrence of any of the following events: (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding capital stock of the Company entitled to vote in elections of directors (“Voting Power”) of the Company immediately prior to such merger or consolidation hold less than 50 percent of the Voting Power of the surviving or resulting corporation; (ii) a transfer of 30 percent of the Voting Power, or a substantial portion of the property, of the Company other than to an entity of which the Company owns at least 50 percent of the Voting Power; or (iii) during any period of 24 months the persons who at the beginning of such 24-month period were directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company.  Pursuant to the award agreements for performance stock awards granted in 2011, upon an involuntary termination of employment within one year following a Change in Control, the NEO is entitled to accelerated vesting on a pro rata basis, where performance is assumed to be at the target level and the proration is based on the period worked during the performance period.

Mr. Burke’s employment agreement contains Change in Control provisions. The definition of Change in Control generally has the same meaning as in the Incentive Plan described above.  If at any time during the 24 months after a Change in Control occurs Mr. Burke’s employment were terminated without “Good Cause” or if Mr. Burke were to terminate the agreement for any reason, the Company is obligated to:

●
pay to Mr. Burke an amount equal to three times the greater of (i) the sum of his base salary and target bonus for the current fiscal year or (ii) his five year average base salary and actual bonus for the five year period ending on the last day of the fiscal year immediately preceding the fiscal year of termination, payable in a lump sum;

●	pay to Mr. Burke an amount equal to the pro rata portion of the target bonus for the calendar year in which his employment terminated;

●
accelerate the vesting of Mr. Burke’s unvested stock options and retention restricted stock awards granted prior to 2011 so that all such awards would immediately vest or the restrictions would lapse, as the case may be, on the date of termination;

●
if payments made to Mr. Burke were subject to the excise tax provisions of Section 4999 of the Code, pay Mr. Burke an additional lump sum payment sufficient to cover the full cost of such excise taxes and his federal, state and local income and employment taxes on the payment; and

●
continue to provide coverage for a period of three years to Mr. Burke, his spouse and other dependents under all welfare plans maintained by the Company in which such persons were participating immediately prior to the termination unless precluded by the plan, in such case the Company would pay an equivalent amount in cash.

The Company has also entered into a Change in Control Agreement and Termination Agreement with the other NEOs (and certain other key employees).  The definition of Change in Control generally has the same meaning as in the Incentive Plan described above and the definitions of Good Cause and Good Reason generally have the same meanings as in Mr. Burke’s employment agreement described above.  For all other NEOs, in the event of a Change in Control, if employment of the employee is terminated by the Company for any reason other than Good Cause, or terminated by the employee for Good Reason within 24 months after the Change in Control occurs or for any reason during the 13th month after the Change in Control, the Company is obligated to provide the same benefits as described above for Mr. Burke with the exception that the Company would pay to the employee an amount equal to two times the greater of (i) the sum of his/her then current base salary and target bonus or (ii) his/her five year average base salary and actual bonus and continue to provide coverage under welfare plans (or the equivalent) for a period of two years.

As described in the Compensation Discussion and Analysis section of the Company’s fiscal 2011 proxy statement, the ONC Committee determined that no substantive changes would be made to any of the existing Employment or Change in Control and Termination Agreements that have been in place with the Company’s employees prior to 2009.  At the same time, the ONC Committee determined that any future agreements with employees which provide for benefits upon a change in control will not provide for excise tax gross ups and any benefits following a change in control under such future agreements would only be payable upon the employee’s involuntary termination other than for Good Cause or the employee’s voluntary termination for Good Reason.

The following table sets forth the potential payments upon termination of employment or change in control for each of the NEOs.  For purposes of the calculations, it is assumed that Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan would be two and one-half percent of base salary, Company discretionary contributions to the 401(k) Retirement Plan and Deferred Compensation Plan would be four percent of base salary, and all payments, other than Company matching and discretionary contributions to the 401(k) Retirement Plan and Deferred Compensation Plan, as a result of termination following a Change in Control are “parachute payments” as defined in Section 280G of the Code for purposes of determining whether there is an excise tax and, if applicable, the gross up amount of the excise tax.

Potential Payments Upon Termination of Employment or Change in Control Table

Name	Cash Payment ($)	Accelerated Vesting of Equity ($)(1)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($)	Perquisites and Continued Benefits ($)	Total ($)

Thomas A. Burke

Death	0	170,808	NA	NA	170,808
Disability	2,598,210	170,808	NA	(2)	2,769,018
Involuntary Termination	3,019,435	0	NA	174,555 (3)	3,193,990
Termination if Change in Control	5,180,000 (4)	810,400	NA	2,380,685 (5)	8,371,085
Change in Control (no termination)	NA	NA	NA	NA	NA

Michael B. Lucareli

Death	0	29,810	48,629	NA	78,439
Disability	(2)	29,810	101,783	(2)	131,593
Involuntary Termination	322,000	0	101,783	17,256 (6)	441,039
Termination if Change in Control	1,127,000 (7)	102,188	101,783	587,183 (8)	1,918,154
Change in Control (no termination)	NA	NA	NA	NA	NA

Thomas F. Marry

Death	0	489,765	110,428	NA	600,193
Disability	(2)	489,765	231,129	(2)	720,894
Involuntary Termination	400,000	0	231,129	17,532 (6)	648,661
Termination if Change in Control	1,412,000 (7)	636,304	231,129	850,734 (9)	3,130,167
Change in Control (no termination)	NA	NA	NA	NA	NA

Scott L. Bowser

Death	0	30,340	0	NA	30,340
Disability	(2)	30,340	142,491	(2)	172,831
Involuntary Termination	293,400	0	142,491	17,532 (6)	453,423
Termination if Change in Control	1,026,900 (7)	133,189	142,491	66,516 (10)	1,369,096
Change in Control (no termination)	NA	NA	NA	NA	NA

Margaret C. Kelsey

Death	0	29,810	51,408	NA	81,218
Disability	(2)	29,810	107,599	(2)	137,409
Involuntary Termination	288,300	0	107,599	17,532 (6)	413,431
Termination if Change in Control	1,009,050 (7)	134,996	107,599	489,460 (11)	1,741,105
Change in Control (no termination)	NA	NA	NA	NA	NA

(1)	Amounts represent the vesting of retention restricted stock awards and certain performance stock awards and the spread value of the stock options at the closing stock price of $8.83 on March 30, 2012.

(2)	Paid in accordance with plans available to all salaried employees.

(3)
Amount consists of $30,255 for three years of welfare plan benefits (or the equivalent); $55,500 for three years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $88,800 for three years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan.

(4)	Amount is (i) three times Base Salary and Target Bonus for fiscal 2012 and (ii) pro rata Target Bonus for fiscal 2012.

(5)	Amount consists of, in addition to those described in Footnote 3, $2,206,129 for excise tax and gross up.

(6)	Amount consists of COBRA continuation coverage for one year.

(7)	Amount is (i) two times Base Salary and Target Bonus for fiscal 2012 and (ii) pro rata Target Bonus for fiscal 2012.

(8)
Amount consists of $28,458 for two years of welfare plan benefits (or the equivalent); $16,100 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $25,760 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $516,865 for excise tax and gross up.

(9)
Amount consists of $28,540 for two years of welfare plan benefits (or the equivalent); $20,000 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $32,000 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $770,194 for excise tax and gross up.

(10)
Amount consists of $28,374 for two years of welfare plan benefits (or the equivalent); $14,670 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $23,472 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan.  Based on the Company’s calculations, Mr. Bowser would not be subject to an excise tax under Section 280G of the Code.  Therefore, no amount is included for the excise tax or any corresponding gross up.

(11)
Amount consists of $28,330 for two years of welfare plan benefits (or the equivalent); $14,415 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $23,064 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $423,651 for excise tax and gross up.

ITEM 2 – ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

The Company seeks the advisory vote of shareholders on its executive compensation program and asks that you support the compensation of the Company’s Named Executive Officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis section and accompanying tables contained in this proxy statement.

The ONC Committee and the Company are committed to paying for performance and ensuring that the executive compensation plans of the Company drive value.  This commitment is reflected in the Company’s executive compensation program, which is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time.

This proposal, commonly known as a “Say on Pay” proposal, gives you the opportunity to indicate your support or lack of support for the Company’s fiscal 2012 pay practices and programs for the NEOs through the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This vote is not for or against a particular item of compensation but rather is with regard to the executive compensation program, as a whole, for the NEOs.  This shareholder vote is advisory and is, therefore, not binding on the Board of Directors. The Board of Directors will, however, take the outcome of this vote into account when determining the NEOs’ compensation in fiscal 2013.

The Board of Directors recommends that shareholders vote FOR approval of the compensation of the Company’s NEOs.

Vote Required for Approval

Approval of the Company’s executive compensation policies and procedures for its NEOs requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it.  Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the vote.

 ITEM 3 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

The Audit Committee of the board has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013 to audit the consolidated financial statements of the Company.  Before the Audit Committee selected PwC, it carefully considered the qualifications of the firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.  Services provided to the Company and its subsidiaries by PwC in fiscal 2012 and fiscal 2011 are described under Independent Auditor’s Fees for Fiscal 2012 and 2011 below.

If the shareholders do not ratify the appointment of PwC, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.  If, prior to the annual meeting, PwC declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the meeting will be subject to ratification by the shareholders at the 2013 Annual Meeting of Shareholders.

Representatives of PwC are expected to be present at the 2012 Annual Meeting of Shareholders.  They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEES FOR FISCAL 2012 AND 2011

The following table represents fees for professional audit services rendered by PwC for the audit of the Company’s consolidated financial statements for the fiscal years ended March 31, 2012 and March 31, 2011, and fees billed for other services rendered by PwC during those periods.

(In thousands)	Fiscal 2012	Fiscal 2011
Audit Fees: (a)	$2,256.3	$2,247.6
Audit-Related Fees: (b)	$15.4	$9.5
Tax Fees: (c)	$907.8	$773.9
All Other Fees: (d)	$9.0	$7.8
Total	$3,188.5	$3,038.8

(a)
Audit Fees:  Fees for professional services performed by PwC for (1) the audit of the Company’s annual consolidated financial statements included in the Company’s annual report on Form 10-K and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (2) the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and (3) services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)
Audit-Related Fees:  Fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements. This amount may include attestations by PwC that are not required by statute or regulation, consulting on financial accounting/reporting standards, and due diligence related to mergers and acquisitions.

(c)
Tax Fees:  Fees for professional services performed by PwC with respect to tax compliance, tax advice, and tax planning.  This may include preparation of returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from “Audit-Related” items.

(d)
All Other Fees:  Fees for permissible work provided by PwC that do not meet any of the above-category descriptions.  The fees for fiscal 2012 and fiscal 2011 were for four user licenses of PwC’s Comperio research library.

The Audit Committee has determined that the provision of services rendered above that were not related to its audit of the Company’s financial statements were at all times compatible with maintaining PwC’s independence.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Pre-Approval Policy

The Audit Committee pre-approves all audit services and permitted non-audit services, including all fees and terms, to be performed for the Company by its independent registered public accounting firm, subject to the “de minimis” exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.  Alternatively, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.  Non-audit services are reviewed and pre-approved by project at the beginning of each fiscal year.  Descriptions of each project are provided to the Audit Committee.  Any additional non-audit services contemplated by the Company after the beginning of the fiscal year are submitted to the Audit Committee for pre-approval prior to engaging the independent registered public accounting firm to perform any services.  The Audit Committee is routinely informed as to the non-audit services actually provided by the independent registered public accounting firm pursuant to the pre-approved projects.  All of the fees paid to the independent registered public accounting firm in the fiscal year ended March 31, 2012 and fiscal year ended March 31, 2011 were approved in advance by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors.  As set forth in the charter, the Audit Committee’s purpose is to assist the Board of Directors in monitoring the:

●	Integrity of the Company’s financial statements;

●	Independent registered public accounting firm’s qualifications and independence;

●	Performance of the Company’s internal audit function and independent registered public accounting firm; and

●	The Company’s compliance with legal and regulatory requirements.

In carrying out these responsibilities, the Audit Committee, among other things:

●
Appoints the independent registered public accounting firm for the purpose of preparing and issuing an audit report and to perform related work, and discusses with the independent registered public accounting firm appropriate staffing and compensation;

●	Retains, to the extent it deems necessary or appropriate, independent legal, accounting or other advisors;

●	Oversees management’s implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest;

●	Reviews the activities and recommendations of the Company’s internal auditing program;

●
Monitors the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent registered public accounting firm about draft annual financial statements and key accounting and reporting matters;

●	Monitors and reviews the Company’s earnings releases with management and the Company’s independent registered public accounting firm;

●
Determines whether the independent registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to PCAOB Ethics and Independence Rule 3526 (Independence Discussion with Audit Committees));

●	Annually reviews management’s programs to monitor compliance with the Company’s Code of Ethics; and

●
Annually reviews with management the assumptions and disclosures related to the defined benefit and post-employment benefit plans as well as the status, policies and procedures relating to Company common stock held in any such plan.

The Audit Committee met five times during the fiscal year ended March 31, 2012.  The Audit Committee has an appropriate number of meetings to ensure that it devotes appropriate attention to all of its responsibilities.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without any member of the Company’s management being present.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all financial statements, including the Company’s audited financial statements, prior to their issuance and to discuss significant accounting issues.  Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles.  PwC presented the matters required to be discussed with the Audit Committee by AU Section 380, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees.”

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with PwC matters relating to its independence, after receiving the written disclosures and the letter from PwC required by the PCAOB Ethics and Independence Rule 3526.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, for filing with the SEC.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity.  The Audit Committee completes its review of the matters described above prior to the public announcements of financial results.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and its report on the effectiveness of the Company’s internal control over financial reporting, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the Company’s annual financial statements and on the effectiveness of the Company’s internal control over financial reporting.

THE AUDIT COMMITTEE

Charles P. Cooley, Chair
David J. Anderson
Frank W. Jones
Mary L. Petrovich
Marsha C. Williams

EQUITY COMPENSATION PLAN INFORMATION

Modine’s equity compensation plans, listed below, all have been approved by shareholders:

•      Amended and Restated 2008 Incentive Compensation Plan;

•      2007 Incentive Compensation Plan;

▪      The Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors; and

•      1994 Incentive Compensation Plan.

The following table sets forth required information about equity compensation plans as of March 31, 2012:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants or rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance (excluding securities reflected in 1st column)
Equity Compensation Plans approved by security holders	1,816,109	16.36	3,696,225
Equity Compensation Plans not approved by security holders	0	0	0
Total	1,816,109	16.36	3,696,225

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and certain persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of equity securities of Modine and derivative securities of Modine with the SEC.  Those “reporting persons” are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of those filings and other information furnished by the reporting persons, we believe that all of the Company’s reporting persons complied during the fiscal year ended March 31, 2012 with the reporting requirements of Section 16(a) of the Exchange Act, except that a late Form 4 was filed for Mr. Feldmann, formerly the Company's Regional Vice President-Europe, in connection with a sale of common stock that took place in a prior fiscal year.

ADDITIONAL MATTERS

The Board of Directors is not aware of any other matters that will be presented for action at the 2012 Annual Meeting of Shareholders.  Should any additional matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their best judgment.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Rules of Conduct for the annual meeting are attached as Appendix A.  Please review the Rules of Conduct before attending the annual meeting.  The Rules of Conduct will also be distributed at the annual meeting.

Who may vote?

You may vote your shares of common stock if our records show that you owned the shares at the close of business on June 1, 2012, the record date.  A total of 46,767,162 shares of common stock were outstanding as of the record date and entitled to vote at the annual meeting.  You have one vote for each share of common stock you own.  The holders of common stock do not have cumulative voting rights.  The enclosed proxy card shows the number of shares you may vote.

How do I vote?

You may vote in person or by a properly appointed proxy.

Registered Holders

Registered holders may vote by completing and mailing the enclosed proxy card or electronically either via the Internet or by calling Broadridge Financial Solutions, Inc.  Specific instructions are set forth on the enclosed proxy card.  You may also vote in person at the annual meeting.

The Internet and telephone voting procedures on the enclosed proxy card are for your convenience and reduce costs for Modine.  The procedures are designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Street Name Holders

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone.  If your bank or brokerage firm is participating in the Broadridge Investor

Communication Services’ program, your voting form will provide you with instructions.

401(k) Retirement Plan Participants

If you are a participant in one of Modine’s 401(k) Retirement Plans, you will receive a proxy on which you may indicate your voting instructions for the shares held in your plan account.  The trustee for the plan, Marshall & Ilsley Trust Company N.A., will vote your shares as you direct.  If a proxy is not returned for shares held in a plan, the trustee generally will vote those shares in the same proportion that all shares in the plan for which voting instructions have been received are voted, although it may do otherwise in its discretion.

May I vote in person at the annual meeting?

Although we encourage you to complete and return the proxy card or vote via the Internet or by telephone to ensure that your vote is counted, you may attend the annual meeting and vote your shares in person.  You will need to obtain a “legal proxy” from your broker if you hold your shares in street name and want to vote those shares at the annual meeting in person.

Please tell us when you appoint your proxy if you plan on attending the annual meeting so that we may have an accurate count of the number of shareholders attending the meeting.

What does the Board of Directors recommend?

The Board of Directors’ recommendation is included with the description of each item in this proxy statement.  In summary, the board recommends a vote:

FOR election of each of the Company-nominated directors for terms expiring in 2015 (see Item 1); and

FOR approval of the compensation of the Company’s NEOs (see Item 2); and

FOR ratification of the Company’s independent registered public accounting firm (see Item 3).

Unless you give other instructions, the persons named as proxies will vote FOR Items 1, 2 and 3.

What if other matters come up at the annual meeting?

To our knowledge, the matters described in this proxy statement are the only matters that will be subject to a vote at the annual meeting.  If other matters are properly presented, the persons appointed as proxies will vote your shares on those other matters in accordance with their best judgment.

May I change my vote after I appoint a proxy?

Yes, you may change your vote by revoking your proxy.  You may revoke your proxy by:

●	submitting a new proxy;

●	giving written notice before the annual meeting to the Company’s Secretary stating that you are revoking your previous proxy;

●	revoking your proxy in the same manner you initially submitted it – by Internet, the telephone or mail; or

●	attending the annual meeting and voting your shares in person.

If you decide to vote your shares in person, we prefer that you first revoke your prior proxy in the same way you initially submitted it – that is, by Internet, the telephone or mail.  The presence at the annual meeting of a shareholder who has made an effective proxy appointment does not, by itself, constitute a revocation of a proxy appointment.

How are votes counted?

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting.  Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Voting on the Election of Directors (Item 1)

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Advisory Vote on NEO Compensation (Item 2)

Approval of the advisory resolution on the Company’s NEO compensation policies and procedures for its NEOs requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it.  Abstentions and broker non-votes will not be counted as votes cast.

Voting on the Ratification of Independent Registered Public Accounting Firm (Item 3)

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Who will count the votes?

Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes under the supervision of the Inspectors of Election appointed by the Board of Directors.

Shareholder Proposals for 2013 Annual Meeting

Shareholder proposals for the 2013 Annual Meeting of Shareholders of the Company must be received no later than March 1, 2013 at the Company’s principal executive office, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552, directed to the attention of the Company’s Secretary, in order to be considered for inclusion in next year’s annual meeting proxy material under the proxy rules of the SEC.  Written notice of shareholder proposals and director nominations for the 2013 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year’s annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no earlier than April 19, 2013 and no later than May 14, 2013 at such offices, directed to the attention of the Company’s Secretary and must be submitted in accordance with the requirements of the Bylaws of the Company.

Who pays for this proxy solicitation?

Modine pays for the proxy solicitation.  Directors, officers and employees of Modine, who will receive no additional compensation for their services, may solicit proxies in person or by mail, telephone, facsimile transmission or other means.  Brokers, banks, nominees, fiduciaries and other custodians will be requested to solicit beneficial owners of shares and will be reimbursed for their expenses.

How may I help reduce mailing costs?

Eligible shareholders who have more than one account in their name or the same address as other shareholders may authorize us to discontinue mailings of multiple annual reports and proxy statements.  Most shareholders can also view future annual reports and proxy statements on the Internet rather than receiving paper copies in the mail.  See the next two questions and answers and your proxy card for more information.

Are proxy materials and the annual report available electronically?

Yes, they are available at www.proxyvote.com and on our website, www.modine.com. In addition, shareholders may elect to view future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail.  If you are a shareholder of record, you may choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the proxy card to vote on the Internet.  On the referenced website, you will be given instructions to choose to receive future proxy statements and annual reports electronically.  If you hold your stock in street name, please refer to the information provided by the party in whose name the shares are held for instructions on how to elect to view future proxy statements and annual reports on the Internet.

What happens if multiple shareholders share the same address?

We have adopted a procedure called “householding,” so we are sending only one proxy statement to shareholders with the same last name at a single address, unless we have received instructions to do otherwise.  Householding reduces our printing and postage costs.  If a shareholder of record wishes to receive a separate copy of a proxy statement or annual report in the future, he or she may provide written notice to the Company’s Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, WI 53403-2552,  or oral notice by calling 262-636-1517 and tell us so.  Upon written or oral request, the Company will promptly send a copy of either document.

Shareholders of record sharing the same address and receiving multiple copies of the annual report and proxy statement may request householding by contacting us in the same manner.  If you own your shares in street name, you may request householding by contacting the entity in whose name the shares are held.

The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

Margaret C. Kelsey,
Vice President – Corporate Development,
General Counsel and Secretary
June 28, 2012

The Company will provide to any shareholder, without charge, upon written request of such shareholder, a copy of the Company’s Form 10-K (without exhibits).  Such requests should be addressed to:  Director of Investor Relations, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin, 53403-2552.  A copy of the Company’s Form 10-K is available on our website, www.modine.com.

Appendix A

Modine Manufacturing Company

ANNUAL MEETING OF SHAREHOLDERS

Rules of Conduct

In order to conduct an orderly and constructive meeting of shareholders in a manner that is fair to the interests of all shareholders, and give all shareholders present a reasonable opportunity to be heard, the 2012 Annual Meeting of Shareholders will be conducted in accordance with the following rules and procedures:

1.
You need not vote at this meeting if you have already voted by proxy and have not revoked your proxy.  If you have previously voted but wish to change your vote, or if you have not yet voted, you may request a ballot from the inspector of election and vote before the polls close.

2.
Subject to the discretion of the Chairman, the business of the meeting will be taken up in the order on the agenda.  When an item on the agenda is before the meeting, questions or comments should be confined to that item.

3.
Only shareholders eligible to vote at the meeting (or holders of their proxies) may speak at the meeting.  Shareholders should not address the meeting until recognized by the Chairman of the meeting.  Shareholders eligible to vote who wish to address the meeting, should rise and wait to be recognized.  Once recognized, shareholders (or proxy holders) should state their name and, if applicable, the name of any shareholder they represent.

4.	Each speaker shall be limited to 3 minutes on a particular subject. Once a shareholder has spoken on a subject, that shareholder should give other shareholders the opportunity to speak.

5.
Shareholders will be recognized on a rotation basis, and their questions or remarks must be relevant to the meeting, pertinent to matters properly before the meeting, and briefly stated.  The meeting is not to be used as a forum to present views that are not directly related to the business before the meeting.

6.	Questions and comments unrelated to agenda items should be held for discussion after the conclusion of the formal meeting.

7.	Individual matters, not of concern to all shareholders generally, such as personal grievances, are not appropriate matters for general discussion.

8.	The use of cameras or sound recording equipment is prohibited, except those employed by the Company, if any, to provide a record of the proceedings.

A-1

Notice
of Meeting
and Proxy
Statement

2012	Annual Meeting
of Shareholders

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 18, 2012. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

MODINE MANUFACTURING COMPANY	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
C/O CORPORATE SECRETARY	If you would like to reduce the costs incurred by Modine Manufacturing Company in
1500 DEKOVEN AVENUE	mailing proxy materials, you may consent to receiving all future proxy statements,
RACINE, WI 53403	proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 p.m. Eastern Time on July 18, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717. If you vote by phone or Internet, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M48195-P26728	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Dr. Suresh V. Garimella	☐	☐	☐

	1b. Christopher W. Patterson	☐	☐	☐
		For	Against	Abstain

2.	Advisory vote to approve the Company's executive compensation.	☐	☐	☐

3.	Ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: This Proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted FOR the election of ALL nominees listed above and FOR Items 2 and 3.

For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No
Please indicate if you plan to attend the 2012 Annual Meeting of Shareholders.	☐	☐

Please sign exactly as your nams(s) appear(s) on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on July 19, 2012 – the Notice and Proxy Statement and 2012 Annual Report on Form 10-K are available at www.proxyvote.com and www.modine.com.

M48196-P26728

ANNUAL MEETING OF SHAREHOLDERS
Thursday, July 19, 2012
9:00 a.m. CDT
This proxy is solicited on behalf of the Board of Directors.

If you consented to access your proxy information electronically, you may view it by going to the Modine Manufacturing Company website, www.modine.com.

The undersigned hereby appoints Robert R. Kampstra and Margaret ("Peggy") C. Kelsey, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the 2012 Annual Meeting of Shareholders of Modine Manufacturing Company to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202 on July 19, 2012 at 9:00 a.m. CDT, and at any adjournment(s) thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment(s) thereof, the shares represented by the proxy and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

Modine 401(k) Retirement Savings Plans-Voting Instructions to Trustee, Marshall & Ilsley Trust Company N.A., for the Annual Meeting of Shareholders. If you are a participant in the Modine 401(k) Salaried Retirement Savings Plan or the Modine 401(k) Hourly Retirement Savings Plan, you have the right to give instructions to the Trustee as to the voting of shares of Modine Manufacturing Company common stock held in the plan account. The voting of those shares will occur at the 2012 Annual Meeting of Shareholders or at any adjournment(s) thereof. In this regard, please indicate your voting choices on the card, sign and date it, and return this card promptly in the enclosed postage-paid envelope or follow the instructions to record your vote by telephone or Internet. If your instructions are not received at least five days prior to the meeting, or if you do not respond, shares held in an account for which a proxy is not received will generally be voted by the Trustee, Marshall & Ilsley Trust Company N.A., in the same proportion that all shares in the plan for which voting instructions have been received are voted although it may do otherwise in its discretion.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.
Continued and to be signed on reverse side.